Exhibit 99.2

STOCK PURCHASE AGREEMENT

BY AND AMONG

BWAY CORPORATION,

NORTH AMERICA PACKAGING CORPORATION,

AND

MVOC LLC

Dated as of May 28, 2004

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		Page

10.4.	Third-Party Claims	52
10.5.	Exclusivity of Remedies	53
10.6.	Calculation of Losses	53

	ARTICLE XI

	TERMINATION

11.1.	Termination	54
11.2.	Procedure and Effect of Termination	55

	ARTICLE XII

	MISCELLANEOUS

12.1.	Notices	55
12.2.	Parties in Interest	57
12.3.	No Third Party Beneficiaries	57
12.4.	Governing Law; Choice of Jurisdiction	57
12.5.	Amendment; Waivers, etc.	57
12.6.	Further Assurances	58
12.7.	Severability	58
12.8.	Headings	58
12.9.	Entire Agreement	58
12.10.	Counterparts	58
12.11.	Disclosure Generally	58

Exhibits

Exhibit A – Form of Opinion of Seller’s Counsel
Exhibit B – Form of Opinion of Buyer’s Counsel

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of May 28, 2004, by and among BWAY Corporation, a Delaware corporation (the “Buyer”), NORTH AMERICA PACKAGING CORPORATION, a Delaware corporation (the “Company”), and MVOC LLC, a Delaware limited liability company (the “Seller”) and sole holder of the common shares of the Company.

W I T N E S S E T H :

WHEREAS, as of the date hereof (i) the Seller owns in the aggregate all of the issued and outstanding shares of common stock of the Company (the “Shares”), (ii) Southcorp U.S.A. Holdings, Inc. owns 21,538 shares of Series A Preferred Stock of the Company (the “Southcorp Preferred Shares”), and (iii) Seller owns 2,388 shares of Series B Preferred Stock of the Company (the “Seller Preferred Shares”); and

WHEREAS, after giving effect to the redemption of the Southcorp Preferred Shares and the Seller Preferred Shares pursuant to Section 7.7, the Shares will represent all of the issued and outstanding shares of stock of the Company; and

WHEREAS, the Seller wishes to sell all of the Shares of the Company owned by the Seller to the Buyer, and the Buyer wishes to purchase all such Shares from the Seller, on the terms and conditions and for the consideration described in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived from this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following words and phrases have the following meanings:

“Accountant” is defined in Section 3.2.

“Accounting Principles” means the GAAP principles, procedures and elections used in the preparation of the Financial Statements, consistently applied.

“Adjustment Report” is defined in Section 3.3.

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Affiliate Transaction” is defined in Section 4.24.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the instruments, agreements and other documents referred to in Sections 7.13 and 7.14 and any other instrument, agreement or other document to be executed and delivered by the Seller or any of the Members, as contemplated by this Agreement.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (ii) orders, decisions, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Authority.

“Assets” means the properties, assets, rights, claims and contracts of every kind, character and description, tangible or intangible, owned, leased or held by or otherwise used in the Business of any member of the Company Group.

“Audited Statements” is defined in Section 4.6(a).

“Business” means the business activities of the Company Group as conducted as of the date hereof and at any time between the date hereof and the Closing Date.

“Buyer” is defined in the Preamble to this Agreement.

“Buyer Disclosure Letter” means the letter delivered by the Buyer to the Seller contemporaneously with the delivery of this Agreement.

“Buyer Indemnitees” is defined in Section 10.1.

“Cap Ex Budget” means the 2004 budget for capital expenditures of the Company Group set forth in Section 6.2(d) of the Seller Disclosure Letter.

“Claim” is defined in Section 10.4.

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Closing Date Distribution” is defined in Section 2.3.

“Closing Working Capital” is defined in Section 3.1.

“Closing Working Capital Statement” is defined in Section 3.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble to this Agreement.

“Company Group” means the Company and its Subsidiaries.

“Company Group Employees” is defined in Section 9.7(a).

“Company Intellectual Property” is defined in Section 4.15(b).

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Contract” means any written or oral contract or any other legally binding agreement, commitment or undertaking.

“Controlling Party” is defined in Section 9.8(c)(iii).

“Credit Facility” means the credit facility between the Company, the Seller and Wachovia Bank, N.A., dated as of July 31, 2003.

“Current Assets” means the sum of the Company Group’s cash, trade accounts receivable (net of an allowance for doubtful accounts), inventories (net of reserve), prepaid expenses, and other current receivables, provided that Current Assets shall exclude the Excluded Assets, Income Taxes and any deferred Income Taxes.

“Current Liabilities” means the sum of the Company Group’s bank overdrafts, trade accounts payable, and accrued expenses, provided that Current Liabilities shall exclude the Excluded Liabilities, accruals related to the Excluded Litigation, Income Taxes and any deferred Income Taxes.

“Disclosure Letters” means the Seller Disclosure Letter and the Buyer Disclosure Letter.

“Dispute Notice” is defined in Section 3.1.

“Employees” is defined in Section 4.18.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health and safety, natural resources or the environment, including, without limitation, laws relating to pollution, contamination or the use, generation, management, handling, transport, treatment, disposal or storage of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimate Certificate” is defined in Section 2.2.

“Estimated Purchase Price” is defined in Section 2.2.

“Excluded Assets” means the securities, property and other assets to be disposed of as part of the Restructuring Transactions.

“Excluded Liabilities” means all liabilities and obligations related to any of the Excluded Assets or either of the matters listed on Section 4.16(e) of the Seller Disclosure Letter.

“Excluded Litigation” means the action(s) entitled North America Packaging Corporation v. J.W. Mitchell, et al. and J.W. Mitchell Company, LLC v. North America Packaging Corporation and Southcorp Packaging USA, Inc. and any other pending or future dispute relating in whole or in part to the events that are the subject of such litigation(s).

“Final Purchase Price” is defined in Section 3.4.

“Financial Statements” is defined in Section 4.6(c).

“Financing Commitments” is defined in Section 5.5.

“First Quarter Interim Statements” is defined in Section 4.6(b).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Approvals” is defined in Section 4.12(a).

“Governmental Authority” means any government, any governmental, administrative or regulatory entity (including any stock exchange), authority, commission, board, agency, instrumentality, bureau or political subdivision and any court, tribunal or judicial or arbitral body (whether U.S. or any other domestic or foreign national, federal, state or local entity or, in the case of an arbitral body, whether governmental, public or private).

“Hazardous Substances” means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated under any Environmental Law. Notwithstanding the foregoing, for purposes of this Agreement, “Hazardous Substances” shall not include resin used in the ordinary course of the Company Group’s business.

“HSRA” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax” means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, premium, profits or windfall profits Tax or other similar Tax, estimated Tax, duty or other governmental charge or assessment or deficiencies thereof (together with all interest and penalties thereon and additions thereto).

“Indemnified Party” is defined in Section 10.4.

“Indemnifying Party” is defined in Section 10.4.

“Industrial Development Bonds” means the bonds issued pursuant to that certain Indenture, dated October 1, 2002, by the city of Cedar City, Utah.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress including all goodwill associated with the foregoing, domain names, copyrights, software, internet web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, trade secrets, and all similar intellectual property rights.

“Interim Statements” is defined in Section 4.6(b).

“Inventory” means all inventory of the Company Group, whether in the possession of any member of the Company Group or others, including, without limitation, raw materials, component parts, work-in-progress, finished goods and packaging materials.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means the Employees listed in Section 9.5 of the Seller Disclosure Letter.

“Knowledge of the Seller” means the actual knowledge, after due inquiry, of either of the Members.

“Leased Real Property” is defined in Section 4.10(b).

“Leases” is defined in Section 4.10(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim in respect of such property or asset.

“Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending by or before any court, tribunal, arbitrator or other Governmental Authority.

“Long Term Performance Plan” means the Long Term Performance Plan of North America Packaging Corporation.

“Losses” is defined in Section 10.1.

“Material Adverse Effect” means any event, occurrence, condition, development or effect that (i) affects the Business in a manner not attributable to the rigid plastics container industry or the economy in general (unless such event, occurrence, condition, development or effect has a disproportionate adverse effect on the Business), and (ii) results in a material adverse effect in the revenue, earnings, assets, liabilities, operations or value of the Company Group, taken as a whole.

“Members” means Lawrence McVicker and Phillip O’Connor.

“Minimum Net Worth” is defined in Section 9.9.

“Multiemployer Plan” is defined in Section 4.18(c)(iv).

“NAMPAC Puerto Rico” is defined in Section 4.5.

“Non-Controlling Party” is defined in Section 9.8(c)(iii).

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificates of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of such Person, including any amendments thereto.

“Outside Date” is defined in Section 11.1(b).

“Outstanding Warrants” means the warrants to purchase shares of common stock or the Company issued pursuant to (i) the warrant agreement, dated January 20, 2004, between the Company and Key Principal Partners, L.L.C., and (ii) the warrant agreement, dated January 20, 2004, between the Company and Regis Capital Partners, L.P.

“Owned Intellectual Property” is defined in Section 4.15(a).

“Owned Real Property” is defined in Section 4.10(a).

“Permitted Liens” means, with respect to any property or asset, (i) Liens disclosed on the 2003 Balance Sheet; (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the 2003 Balance Sheet); (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or asset or (iv) Liens included in Sections 4.11 or 4.15(b) of the Seller Disclosure Letter.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” is defined in Section 4.18(a).

“Pre-Closing Tax Period” means each taxable period ending on or before the Closing Date.

“Product” means any product manufactured, marketed or sold by any member or the Company Group at any time prior to the Closing.

“Purchase Price” is defined in Section 2.1.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Reduction Amount” means the sum of (i) the aggregate amount of all payments to be made pursuant to Sections 7.7 and 7.8 in connection with the redemption and repurchase of certain securities and the repayment of indebtedness, including, without limitation, any accrued interest, prepayment penalties and similar costs and expenses of such redemption, repurchases, or repayments and (ii) any severance payments payable to the Members upon the resignation from the Company Group.

“Related Persons” is defined in Section 4.18(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Restructuring Transactions” means the transactions contemplated by Section 6.7.

“Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“SC Plastics” is defined in Section 4.5.

“Seller” is defined in the Preamble to this Agreement.

“Seller Accountants” means Ernst & Young LLP.

“Seller Disclosure Letter” means the disclosure letter delivered by the Seller to the Buyer contemporaneously with the execution and delivery of this Agreement.

“Seller Indemnitees” is defined in Section 10.2.

“Seller Preferred Shares” is defined in the Recitals to this Agreement.

“Shares” is defined in the Recitals to this Agreement.

“Southcorp” means, collectively, Southcorp Packaging U.S.A. Inc., North America Packaging, Ltd. and Southcorp U.S.A. Holdings, Inc.

“Southcorp Preferred Shares” is defined in the Recitals to this Agreement.

“Southcorp Purchase Agreement” means that certain Asset Purchase Agreement, dated as of February 28, 2001, between Southcorp, the Company, and the Seller.

“Straddle Period” means any taxable period ending after the Closing Date that includes the Closing Date.

Subsidiary” means, with respect to any Person (i) each corporation, partnership, joint venture or other legal entity of which such Person (A) owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity or (B) possesses the voting right described in clause (A) pursuant to Contract, (ii) each partnership in which such Person or a Subsidiary of such Person is a general or managing partner and (iii) each limited liability company in which such Person or a Subsidiary or such Person is a managing member or otherwise controls (by Contract, through ownership of membership interests or otherwise).

“Target Working Capital” means $16,500,000.

“Tax” means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, business and occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, health care, withholding, estimated or other similar Tax, duty or other governmental charge or assessment or deficiencies thereof (together with all interest and penalties thereon and additions thereto).

“Tax Contest” is defined in Section 9.8(c)(i).

“Tax Return” means any return, report, declaration, form, claim for refund or information, return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any federal, state, provincial, local, foreign or other Governmental Authority responsible for any Tax.

“Title IV Plan” is defined in Section 4.18(c)(i).

“Treasury Regulations” means the regulations prescribed under the Code.

“Working Capital” means, as of any specified time, the amount by which Current Assets exceed Current Liabilities or, if the amount of Current Liabilities exceeds Current Assets as of such time, the amount of such excess, expressed as a negative number.

“2003 Balance Sheet” means the balance sheet as of December 31, 2003 that is part of the Audited Statements including the notes thereto.

ARTICLE II

SALE AND PURCHASE OF THE SHARES

2.1. Sale and Purchase of the Shares. Subject to the terms and conditions hereof, the Seller will sell the Shares to the Buyer, free and clear of all Liens, and the Buyer will purchase the Shares from the Seller, for an aggregate purchase price of $210,000,000, minus the Reduction Amount, plus the amount, if any, by which Closing Working Capital exceeds Target Working Capital, or minus the amount, if any, by which Target Working Capital exceeds Closing Working Capital (the “Purchase Price”).

2.2. Estimate Certificate. Two business days prior to the Closing Date, the Seller shall deliver a certificate (the “Estimate Certificate”) setting forth a reasonable estimate of the Purchase Price and each element thereof, based on all available information (including, without limitation, payoff letters and other closing documentation relevant to the computation of the Reduction Amount) together with reasonable supporting documentation for such calculation. The estimate of the Purchase Price shall include an estimate of Closing Working Capital, which estimate of Closing Working Capital shall be determined in accordance with Section 3.1. The Buyer shall be given reasonable access to such books and records and other information relevant to, and the opportunity to consult responsible personnel for purposes of, confirming or disputing the computation of the Purchase Price set forth in the Estimate Certificate; provided, however, that the Reduction Amount shall be adjusted as necessary on the Closing Date to reflect actual payments to be made pursuant to Sections 7.7 and 7.8 (the “Estimated Purchase Price”). Notwithstanding anything herein to the contrary, no position taken or agreement made by the Buyer or the Seller with respect to the Estimated Purchase Price shall prejudice the rights of the parties with respect to the post-Closing adjustment provided in Article III or shall in any way delay or extend the Closing Date.

2.3. Closing Date Distribution. On the day prior to the Closing, the Company shall have the option of making a cash distribution (the “Closing Date Distribution”) to Seller in an aggregate amount equal to the amount of all or a portion of all cash on hand as of the close of business on the business day immediately preceding the Closing Date, provided the amount of such Closing Date Distribution has been reflected in the computation of Closing Working Capital set forth in the Estimate Certificate.

2.4. Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall take place at 10:00 a.m. (EST) in the offices of Debevoise & Plimpton LLP, at 919 Third Avenue, New York, New York, 10022 on the second business day after the waiver or satisfaction of all conditions to Closing (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date as the Buyer and the Seller may mutually agree in writing (the “Closing Date”). At the Closing:

(a) The Seller will deliver to the Buyer (i) one or more certificates representing all of the Shares of the Company owned by the Seller, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps, (ii) two executed counterparts of this Agreement, (iii) two executed counterparts of all documents and certificates required by this Agreement, and (iv) such other documents as the Buyer shall reasonably request to effectuate this Agreement on the terms contemplated hereby; and

(b) The Buyer will deliver to the Seller (i) the Estimated Purchase Price (which amount shall be subject to post-Closing review and adjustment as provided in Article III) by wire transfer of immediately available funds to the account or accounts designated by the Seller at least two business days prior to the Closing Date, (ii) two executed counterparts of this Agreement, (iii) two executed counterparts of all documents and certificates required by this Agreement, and (iv) such other documents as the Seller shall reasonably request to effectuate this Agreement on the terms contemplated hereby.

ARTICLE III

PURCHASE PRICE ADJUSTMENT

3.1. Delivery and Review of Closing. As promptly as practicable, but no later than 45 days after the Closing Date, the Buyer in good faith shall prepare and deliver to the Seller a statement (the “Closing Working Capital Statement”) of (i) the Working Capital of the Company as of the opening of business on the Closing Date, computed pro forma for any Closing Date Distribution and calculated in the manner set forth below (the “Closing Working Capital”), and (ii) the Purchase Price (computed based upon the amount of Closing Working Capital set forth in such statement and the final Reduction Amount), together with supporting calculations. The computation of each element of Closing Working Capital under this Agreement (including, without limitation, for purposes of Section 2.2) shall be prepared in accordance with the Accounting Principles, it being agreed that such calculation shall reflect the exclusions from Current Assets and Current Liabilities set forth in each such defined term. The parties acknowledge that Section 3.1 of the Seller Disclosure Letter sets forth adjustments necessary to calculate Closing Working Capital as if the Closing had occurred on certain specified dates prior to the date hereof (it being understood that the forgoing acknowledgement shall not limit any representation of the Seller herein). The Seller shall have 30 days from the date on which the Closing Working Capital Statement is delivered to it to review such documents relating to the Buyer’s computation as the Seller may reasonably request (the “Review Period”). During the Review Period, the Seller and its representatives will have reasonable access to all books and records of the Company Group reasonably requested by Seller related to the computation of Closing Working Capital (it being understood that access to any work papers of any third party accountants, which the Buyer will use reasonable commercial efforts to obtain, shall require the execution of a customary access letter by the Seller). If the Seller believes the computation of Closing Working Capital (i) has not been prepared in accordance with the Accounting Principles or this Section 3.1 or (ii) is not mathematically correct, the Seller may, on or prior to the last day of the Review Period, deliver a notice to the Buyer to such effect, setting forth, in reasonable detail, each disputed item, the amount disputed and the basis for the Seller’s disagreement therewith, together with supporting calculations and the Seller’s position as to the proper calculation of Closing Working Capital (the “Dispute Notice”). If no Dispute Notice is received by the Buyer on or prior to the last day of the Review Period, the Closing Working Capital Statement and the computation of the Purchase Price set forth therein shall be deemed accepted by the Seller.

3.2. The Accountant. Within 15 days after the Buyer’s receipt of any Dispute Notice (if the parties, acting in good faith, fail to resolve the dispute during such period), the Buyer and the Seller shall jointly contact the New York office of PricewaterhouseCoopers LLP (it being agreed that if the New York office of PricewaterhouseCoopers LLP does not accept such engagement, then the New York office of KPMG LLP shall be contacted) (the “Accountant”) and shall retain such firm to resolve the issues set forth in the Dispute Notice. The Accountant shall determine, based solely on written presentations by the Buyer and the Seller and their respective representatives, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice that have not previously been resolved between the Buyer and the Seller. Such written presentations shall be made to the Accountant within 30 days of the engagement of the Accountant. In resolving any disputed item, the Accountant: (i) shall be bound by the principles set forth in Section 3.1 and the definitions of Working Capital, Current Assets and Current Liabilities, (ii) shall limit its review to matters specifically set forth in the Dispute Notice, and (iii) shall further limit its review solely to whether the determination of Closing Working Capital set forth in the Closing Working Capital Statement is mathematically accurate and has been prepared in accordance with Section 3.1. The determination of the Accountant in respect of any disputed item in the Dispute Notice cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Buyer’s Closing Working Capital Statement or in the Seller’s Dispute Notice.

3.3. The Adjustment Report. The Accountant shall, as promptly as practicable and in no event later than 45 days following the date of its retention, deliver to the Seller and the Buyer a report (the “Adjustment Report”), in which the Accountant shall, after considering all matters set forth in the Dispute Notice, determine in accordance with Section 3.2 what adjustments, if any, should be made to the Closing Working Capital. The Adjustment Report shall set forth, in reasonable detail, the Accountant’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Working Capital Statement, the Closing Working Capital and/or the Purchase Price, together with supporting calculations. The determination of the Accountant will be final and binding on the parties hereto and judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accountant (i) shall be borne by the Seller in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by the Seller (as finally determined by the Accountant) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by the Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller (as finally determined by the Accountant) bears to the aggregate dollar amount of all such items so submitted. The Accountant shall make such determination and shall have the discretion to award either party all of its fees, costs and expenses in connection with the dispute, including the Accountant’s fees, or any portion thereof, if the Accountant determines that a party’s position was not presented in good faith.

3.4. Adjustment and Payment. Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by agreement of the parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered) (the amount of the Purchase Price as of the end of the Review Period or as of the resolution of all matters, as the case may be, reflecting any adjustment to the amount of Closing Working Capital resulting therefrom, the “Final Purchase Price”; and all references herein to the Purchase Price shall be deemed to refer to the Final Purchase Price from and after such time), the Purchase Price payable as provided in Section 2.1 shall be reduced by the amount, if any, by which the Final Purchase Price is less than the Estimated Purchase Price, or increased by the amount, if any, by which the Final Purchase Price is greater than the Estimated Purchase Price. Any adjustment to the Purchase Price pursuant to this Section 3.4 shall be paid by the Buyer or the Seller, as the case may be, on the fifth business day following the end of the Review Period (if a timely Dispute Notice is not delivered), or on the fifth business day following either the date on which the Adjustment Report has been received by the Seller and the Buyer (if a timely Dispute Notice is delivered) or the date on which the parties otherwise resolve all matters in respect of a Dispute Notice. Any such payment shall be made by wire transfer of immediately available funds to the account or accounts of the Seller or the Buyer, as the case may be, designated at least two business days prior to the date on which such payment is scheduled to be made, in each case together with interest thereon calculated at the prime rate published in the Wall Street Journal on the Closing Date plus 3.50 per annum from the Closing Date.

3.5. Indemnification Rights. The rights to indemnification pursuant to Article X (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect the right to a full adjustment of the Purchase Price pursuant to this Article III, provided that no party shall be entitled to be compensated more than once for the same Loss.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller hereby represents and warrants to the Buyer, as of the date hereof and (except for any representation that is expressly made “as of the date hereof”) as of the Closing Date, as follows:

4.1. Organization, Good Standing and Authority of the Company. The Company and each member of the Company Group is duly organized, validly existing and in good standing under the laws of its respective state of incorporation or formation, as the case may be. Each member of the Company Group has all requisite power and authority to carry on its business as now conducted and to carry out all of its obligations. Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Section 4.1 of the Seller Disclosure Letter, which to the Knowledge of the Seller, includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary. Each member of the Company Group has all corporate power and authority to own the properties and assets owned by it, to lease the properties and assets held by it under lease, to carry on the operation of the Business as it is now being conducted, and to operate the Business as heretofore operated.

4.2. Articles of Incorporation; By-laws; Minute Books. True and complete copies of the Articles of Incorporation, By-laws and minute books of each of the members of the Company Group, as amended to and including the date hereof, have been delivered to the Buyer. No member of the Company Group is in material violation of any provision of its Articles of Incorporation or By-laws. The stock books and stock transfer records of each member of the Company Group, true and complete copies of which have been made available to the Buyer, contain true and complete records of all issuances and transfers of capital stock of the Company Group. The minute books of each member of the Company Group contain minutes and records that accurately reflect all meetings, consents, proceedings and other formal actions of the shareholders, board of directors and committees of the board of directors of each of the members of the Company Group from June 28, 2001 to and including the date hereof. Written copies of any such actions taken by the shareholders and/or board of directors of any member of the Company Group after the date hereof and prior to the Closing Date will be delivered to the Buyer on or prior to the Closing Date.

4.3. Due Authorization, Execution and Delivery. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Seller shall be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and the Seller has duly executed and delivered this Agreement. This Agreement constitutes, and each such

Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its respective terms.

4.4. Title to Shares; Capitalization; etc.

(a) Title. The Seller owns, beneficially and of record, all of the Shares, free and clear of any Liens. Upon the delivery of and payment for the Shares at the Closing, the Buyer will acquire good and valid title to all of the Shares, free and clear of any Lien other than any Lien created by the Buyer.

(b) Authorized Capital Stock. The authorized capital stock of the Company consists of (i) 449,000 shares of voting common stock, par value $0.01 per share, (ii) 46,000 shares of non-voting Series A Preferred stock, par value $0.01 per share, and (iii) 5,000 shares of non-voting Series B Preferred stock, par value $0.01 per share, of which 60,000 shares of voting common stock, 21,538 shares of non-voting Series A Preferred stock, and 2,388 shares of non-voting Series B Preferred stock, respectively, are issued and outstanding as of the date hereof. The Shares have been duly authorized and validly issued and are (or as of the Closing will be) fully paid and non-assessable.

(c) No Equity Rights. After the redemption of the securities contemplated pursuant to Section 7.8, there will be no preemptive or similar rights on the part of any holders of any class of securities of any member of the Company Group. Except for the Outstanding Warrants, Southcorp Preferred Shares and the Seller Preferred Shares, all of which shall be repurchased at or prior to the Closing pursuant to Section 7.8, there are no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any member of the Company Group, the Seller or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any member of the Company Group, or any securities convertible into or exchangeable for any such shares, and no authorization therefor has been given. Except for the Outstanding Warrants, Southcorp Preferred Shares and the Seller Preferred Shares, and except for the transactions contemplated by this Agreement, there are no outstanding contractual or other rights or obligations to or of any member of the Company Group, the Seller or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of any member of the Company Group.

4.5. Subsidiaries. The Company owns and will, as of the Closing Date, own, beneficially and of record, 100% of the outstanding capital stock of NORTH AMERICA PACKAGING OF PUERTO RICO, INC. (“NAMPAC Puerto Rico”), a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company owns, 100% of the outstanding equity interests of SC PLASTICS LLC (“SC Plastics”), a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia. SC Plastics holds no Assets used or held for use in the conduct of Business and no other assets or properties and the only obligations or other liabilities of SC Plastics are set forth on Section 4.5 of the Seller Disclosure Letter. NAMPAC Puerto Rico and SC Plastics have the requisite power and authority to own all of their properties and assets and to carry on their businesses and are in good standing in each other jurisdiction in which they own property or conduct business. There are no outstanding subscriptions, options, conversion rights, warrants or other agreements of any nature whatsoever (either firm or conditional) obligating NAMPAC Puerto Rico, SC Plastics or the Company to issue, deliver, or sell or cause to be issued, delivered, or sold any additional shares of the capital stock of NAMPAC Puerto Rico or equity interests of SC Plastics or obligating NAMPAC Puerto Rico or SC Plastics to grant, extend, or enter into any such agreement or commitment. Other than the Company’s ownership of NAMPAC Puerto Rico and SC Plastics, no member of the Company Group owns, directly or indirectly, of record or beneficially, any capital stock or other equity interest or any other investment in any Person.

4.6. Financial Statements; Books and Records.

(a) The Seller has previously furnished to the Buyer copies of consolidated financial statements (including a year end balance sheet, an annual statement of income, statement of preferred stock and stockholders’ equity and statements of cash flows) of each member of the Company Group (i) for the year ended December 31, 2003, which statements were audited by the Seller Accountants and (ii) for the 10 months ended December 31, 2001 and the year ended December 31, 2002, which statements were audited by the Seller Accountants (the “Audited Statements”).

(b) The Seller has also previously furnished to the Buyer consolidated financial statements of the Company Group, containing a balance sheet and statement of income for the three month period ended March 31, 2004 (the “First Quarter Interim Statements”) and a balance sheet and statement of income for the one month period ended April 30, 2004 (together with the First Quarter Interim Statements, the “Interim Statements”). Each of the financial statements listed in this paragraph is attached in Section 4.6(b) of the Seller Disclosure Letter.

(c) The financial statements referred to in Section 4.6(a) and (b) (collectively, the “Financial Statements”) have been prepared in accordance with Accounting Principles (which are in accordance with GAAP) applied on a consistent basis from period to period, except that the Interim Statements are subject to normal year-end audit adjustments, none of which will be material, and do not contain footnotes. The Financial Statements fairly present in all material respects the financial condition of the Company Group at the respective dates thereof and the results of operations of the Company Group for the periods then ended.

(d) The books of account and financial records of each member of the Company Group are complete and correct in all material respects and have been (and until the Closing

Date will be) maintained in accordance with sound business practices and prepared on a consistent basis with the Accounting Principles used to prepare the Financial Statements.

4.7. Liabilities. Except as would not reasonably be expected to have or result in a Material Adverse Effect, no member of the Company Group has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except for liabilities or obligations (a) reflected in, or reserved against on the face of the Financial Statements, (b) that are disclosed in Section 4.7 of the Seller Disclosure Letter (but only to the extent that such liability is apparent from such disclosure) and (c) that were incurred in the ordinary course of business since December 31, 2003.

4.8. Absence of Certain Changes. Except as set forth in Section 4.8 of the Seller Disclosure Letter and except for the transactions expressly contemplated by this Agreement, since December 31, 2003, to the Knowledge of the Seller, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect. Without limiting the foregoing, except as set forth in Section 4.8 of the Seller Disclosure Letter and except for the transactions contemplated by this Agreement, since December 31, 2003, no member of the Company Group has:

(i) purchased, sold or leased any assets having a replacement value of $25,000 or more individually, or $100,000 or more in the aggregate in each case, excluding Inventory, maintenance, repair or operating supply items; or suffered the loss, damage or destruction of any assets having a replacement value of $25,000 or more individually, or $100,000 or more in the aggregate;

(ii) granted any bonus, commission or other form of incentive compensation except in the ordinary course of business, consistent with past practices, or increased by more than five percent (5%) the compensation or fees payable on benefits or coverages provided, to or in respect of any Key Employee, officer, director, affiliate or member of management of the Company Group;

(iii) made any loans to any individuals, firms, corporations or other entities, except in the ordinary course of business, consistent with past practice;

(iv) increased or decreased the time cycle in which receivables are collected by the Company Group or offered to extend the time in which a customer may remit payment in respect of a sale, except in the ordinary course of business, consistent with past practice;

(v) written off, forgiven or waived any receivables (including any employee receivables), debts or claims other than in the ordinary course of business,

consistent with past practices;

(vi) increased or decreased (i) the level of Inventory or (ii) the amount of raw materials purchased for use in the manufacture of Products, except in each case for increases or decreases in the ordinary course of business, consistent with past practices;

(vii) materially and adversely modified the terms under which Products are sold to any customer, which customer provided to the Company Group in 2003, or is budgeted to provide in 2004, revenues in excess of $1,000,000 including terms regarding unit sale prices or discounts;

(viii) incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt (including, without limitation, any borrowings from or prepayments to the Seller or any Member) except for (i) borrowings or repayments in the ordinary course of business pursuant to the Credit Facility, (ii) repayments made as contemplated by Section 7.7 and 7.8, and (iii) purchases made on credit in the ordinary course of business, consistent with past practices;

(ix) declared, made, set aside or paid any dividend, distribution, or payment on any shares of any class of the capital stock of any member of the Company Group except as otherwise contemplated by this Agreement;

(x) issued, redeemed, purchased or sold any shares of any class of capital stock of any member of the Company Group, or any securities convertible into or exchangeable for any such shares except as contemplated by Section 7.7;

(xi) changed in any respect its accounting practices, policies or principles, except as may be required by GAAP;

(xii) amended its articles of incorporation or bylaws;

(xiii) other than in the ordinary course of business, consistent with past practices, entered into, adopted or amended any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding);

(xiv) suffered the loss of any Key Employee or, other than in the ordinary course of business, consistent with past practices, retained any new Key Employee;

(xv) suffered any damage, destruction or loss (whether or not covered by insurance), or any strike or other employment-related problem, or any change in relations with or any loss of a supplier, customer or employee, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect;

(xvi) entered into any transaction with an Affiliate or any material transaction not in the ordinary course of business, consistent with past practices, except as contemplated by this Agreement;

(xvii) mortgaged, pledged or otherwise subjected to any Lien, any of its Real Property or other properties or assets, tangible or intangible, except for Permitted Liens incurred in the ordinary course of business, consistent with past practices; or

(xviii) taken any action or knowingly omitted to take any action that would result in the occurrence of any of the foregoing.

4.9. Consents; No Conflict. Except for applicable requirements of the HSRA and as set forth in Section 4.9 of the Seller Disclosure Letter:

(i) none of the Company Group or the Seller is required to obtain the consent, authorization or approval of, or to submit any notice, report or other filing with, any Governmental Authority or other third party or to obtain any permit, license or franchise as a condition to the consummation of the transactions contemplated by this Agreement; and

(ii) the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not conflict with, result in the termination of, contravene or constitute a default under, or be an event which, with or without the giving of notice or passage of time or both, will become a default under, or give to others any right of termination, cancellation, modification, payment or acceleration of, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights with respect to the Business pursuant to any of the terms, conditions or provisions of or under, any Applicable Law, the articles of incorporation, by-laws or other Organizational Documents of any member of the Company Group, or under any Material Contract or other material indenture, mortgage, deed of trust, note, bond, franchise, lease, contract, agreement, or other instrument binding upon any member of the Company Group, or to which any member of the Company Group or any Assets are subject where such default, termination, cancellation or acceleration would be likely to have a Material Adverse Effect.

4.10. Real Property.

(a) Owned Real Property. Section 4.10(a) of the Seller Disclosure Letter contains a complete and correct list of all real property owned by the Company Group (which real property, together with all improvements and fixtures located thereon or attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing, constitutes the “Owned Real Property”). The Company Group has good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Liens other than Permitted Liens and items appearing on the preliminary title report referenced in Section 4.10(a) of the Seller Disclosure Letter (but mortgages or deeds of trust shall not constitute acceptable Liens).

(b) Leased Real Property. Section 4.10(b) of the Seller Disclosure Letter contains a complete and correct list of all of the real property leased by the Company Group (the “Leases”, and all interests leased pursuant to the Leases, the “Leased Real Property”), which list sets forth the address, landlord and tenant for each Lease. The Seller has delivered to the Buyer correct and complete copies of each Lease. No member of the Company Group is a sublessor or grantor under any sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property. Except as set forth in Section 4.10(b) of the Seller Disclosure Letter, to the Knowledge of the Seller each member of the Company Group enjoys peaceful and undisturbed possession under its respective Leases.

(c) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the Knowledge of the Seller, threatened against any portion of the Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or, to the Knowledge of the Seller, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

(d) Current Use. The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Applicable Laws, covenant, condition, restriction, easement, license, permit or agreement or order of any Governmental Authority. No material improvements constituting a part of the Real Property encroach on real property not owned or leased by the Company Group to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements. No damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(e) Real Property Taxes. Each parcel included in the Owned Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of that parcel.

4.11. Personal Property; Assets.

Except as set forth in Section 4.11 of the Seller Disclosure Letter, the Company Group is the owner of and has good and marketable title to, or has legally sufficient rights to use, all of the Assets, free and clear of all Liens. The Assets include, without limitation, all assets, properties and rights (whether real, personal, or mixed, tangible or intangible) of the Company Group used or held for use in connection with the Business reflected on the 2003 Balance Sheet or acquired by the Company Group since December 31, 2003, except only for (i) the Excluded Assets; (ii) cash expended and (iii) Inventory and other assets sold or written off and receivables collected, each in the ordinary course of business. The Company Group has maintained all tangible Assets material to the Business in good repair, working order and operating condition, subject only to ordinary wear and tear, and all such tangible Assets are adequate and suitable in all material respects for the purposes for which they are presently being used. The Assets constitute all of the properties and assets (whether real, personal, or mixed, tangible or intangible) necessary for the conduct of, or otherwise material to, the Business.

4.12. Governmental Approvals and Compliance with Laws.

(a) All Consents of all Governmental Authorities which are necessary in order to permit any member of the Company Group to carry on the Business (collectively, the “Governmental Approvals”) have been obtained and are in full force and effect, except where the failure to obtain such Governmental Approvals and keep them in full force and effect would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Each of the Governmental Approvals is listed in Section 4.12(a) of the Seller Disclosure Letter. There has been no material violation, cancellation, suspension, modification, revocation or default of any Governmental Approval or any notice of violation, cancellation, suspension, modification, revocation, default or dispute affecting any Governmental Approval, and, to the Knowledge of the Seller and the Company, no basis exists for any such action, including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.12(b) of the Seller Disclosure Letter (i) no member of the Company Group is in conflict with or in violation or breach of or default under (and, to the Knowledge of the Seller) there exists no event that, with notice or passage of time or both, would constitute a conflict with, violation, or breach of or default under (A) any Applicable Law, other than conflicts or violations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or (B) any provision of its Organizational Documents and (ii) no member of the Company Group has received any notice written or otherwise, alleging any such conflict, violation, breach or default. Since June 28, 2001, there have been no complaints, citations, fines, penalties, injunctions or other orders heretofore asserted against any member of the Company Group under Applicable Law, including, without limitation, any complaint, citation, fine, penalty, injunction or other order against the Company Group by the Federal Trade Commission or any state or foreign governmental agency or commission with jurisdiction over consumer safety or fair trade practices other than any such complaint, citation, fine, penalty, injunction or other order which alone or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

4.13. Contracts.

(a) Disclosure. Section 4.13 of the Seller Disclosure Letter contains a complete and correct list, as of the date hereof, of all of the following Contracts to which a member of the Company Group is a party, has any rights, or by which any Assets may be bound (collectively, together with any such Contracts that may be entered into after the date hereof in compliance with Section 6.2, the “Material Contracts”):

(i) mortgages, indentures, security agreements, letters or credit and other agreements and instruments relating to the borrowing of money or any extension of credit or which impose any Lien on any of the Assets;

(ii) sales, distribution or marketing agreements involving aggregate payments over the remaining term thereof in excess of $500,000;

(iii) maintenance and servicing agreements involving aggregate payments over the remaining term thereof in excess of $100,000;

(iv) Leases;

(v) customer agreements involving over the remaining term thereof in excess of $500,000;

(vi) any Contract with Sherwin-Williams Company;

(vii) agreements for the lease of equipment or other personal property involving over the remaining term thereof in excess of $500,000;

agreements, orders or commitments for the purchase of materials, supplies, transportation services or other services, or for the manufacturing of products, which, in any case, individually (or with respect to a series of related agreements, orders or commitments, in the aggregate) have an unexpired term of more than three months (provided that any such agreement, order or commitment for the purchase of resin need only be disclosed if the unexpired term is more than six months) and which individually (or with respect to a series of related agreements, orders or commitments, in the aggregate) involve payments in excess of $1,000,000;

(viii) licensing or other agreements relating to Intellectual Property under which any member of the Company Group has the option to license any Intellectual Property;

(ix) agreements or commitments for the construction or acquisition of fixed assets or other capital expenditures that individually (or, with respect to a series of related agreements, in the aggregate) involve payments in excess of $250,000;

(x) brokerage or finder’s agreements;

(xi) agreements or commitments involving the purchase, sale, distribution, lease or other disposition of any asset other than sales of Inventory in the ordinary course of business, consistent with past practices, including, but not limited to, any such contracts or commitments that contain executory indemnification obligations;

(xii) agreements under which the Seller or the Company Group is required to maintain the confidentiality of any information or under which any Person is required to maintain the confidentiality of any information of the Seller or the Company Group;

(xiii) any barter agreements or series of barter agreements providing for a value to any party in excess of $25,000;

(xiv) agreements or commitments limiting the freedom of the Seller or the Company Group to compete in any line of business or in any geographical area or with any Person; and

(xv) other existing agreements, contracts and commitments or series of related agreements, contracts and binding commitments other than in respect of customer receipts which, in any case, (A) have an unexpired term of more than six months, (B) involve payments or receipts of more than $100,000 over the life of such agreements, contracts or commitments or (C) are otherwise material to the conduct of the Business.

(b) The Seller has caused the Company Group to deliver to the Buyer complete and correct copies of all Material Contracts. The Company is not a party to or bound by any material written, or to the Knowledge of the Seller, oral contract, agreement, license, lease or commitment relating to the Business or the Assets, other than as disclosed in the Material Contracts.

(c) Enforceability. All Material Contracts are legal, valid, binding, in full force and effect in all material respects and enforceable against each party thereto except as may be limited by principles of equity or debtor protection laws. Except as set forth in Section 4.13(c) of the Seller Disclosure Letter, there does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of any member of the Company Group or, to the Knowledge of the Seller, any other Person. Except as set forth in Section 4.13(c) of the Seller Disclosure Letter, no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement.

(d) Assignment of Certain Contracts. Notwithstanding anything to the contrary contained herein, the Buyer agrees and consents to the assignment by the Company to the Seller or its designee, prior to the Closing Date, of all of its right, title and interest in, under and to: (i) the Equipment Lease dated March 4, 2004 with First Union Commercial Corporation for an aircraft; (ii) the Sanford-Lee Regional Airport Corporate Hangar Land Lease dated December 6, 2002 (together with all furnishings, fixtures, equipment and other personal property used in connection therewith, which shall be assigned to the Seller or its designee prior to the Closing Date); and (iii) the Aircraft Management Agreement dated March 4, 2004 between the Company and Mid-South Aviation, L.L.C. The foregoing items to be assigned to the Seller or its designee shall not be deemed included in any of the representations, warranties or covenants given by the Seller herein.

4.14. Litigation and Claims. Except for the Excluded Litigation and as set forth in Section 4.14 of the Seller Disclosure Letter, to the Knowledge of the Seller there is no Litigation pending or threatened by, against or affecting the Business or any of the Assets, that, individually or in the aggregate, would reasonably be expected to materially impair the ability of the Seller to perform its obligations hereunder or under any Ancillary Agreement, or to have or result in a Material Adverse Effect, if adversely determined. There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against any member of the Company Group, or to the Knowledge of the Seller, threatened, that in any way affect the Business and would reasonably be expected to have or result in a Material Adverse Effect.

4.15. Intellectual Property.

(a) Disclosure. Set forth in Section 4.15(a) of the Seller Disclosure Letter is all Intellectual Property owned by the Company Group (the “Owned Intellectual Property”) that is registered or subject to an application for registration or that is otherwise material to the Business other than inventions, trade secrets, processes, formulae, compositions, designs, know-how, ideas, confidential business and technical information and licenses for commercially available, off-the-shelf and/or shrink-wrapped software.

(b) Title. All of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business (the “Company Intellectual Property”), is part of the Owned Intellectual Property, except as set forth in Section 4.15(b) of the Seller Disclosure Letter. The Company Group has the full right to use the Company Intellectual Property in connection with the Business, free from (i) any Liens other than Permitted Liens and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever, except as set forth in Section 4.15(b) of the Seller Disclosure Letter. Immediately after the Closing, the Company Group shall own or have licensed to it all the Company Intellectual Property, in each case free from Liens other than Permitted Liens and on the same terms and conditions as in effect prior to the Closing, except as otherwise disclosed in Section 4.15(b) of the Seller Disclosure Letter.

(c) No Infringement. To the Knowledge of the Seller, the conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. None of the Owned Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from the Company, except as set forth in Section 4.15(c) of the Seller Disclosure Letter. As of the date of this Agreement, to the Knowledge of the Seller, no material Owned Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Owned Intellectual Property.

4.16. Tax Matters.

(a) Section 4.16(a) of the Seller Disclosure Letter lists all countries, states, cities or other jurisdictions in which any member of the Company Group is subject to any obligation to file Income Tax Returns.

(b) Except as set forth in Section 4.16(b) of the Seller Disclosure Letter, (i) all Tax Returns relating to each member of the Company Group or the business or assets thereof required to be filed on or before the Closing Date have been duly and timely filed and, to the Knowledge of the Seller, are correct and complete in all material respects, (ii) all Taxes shown as due and owing on such Tax Returns have been paid and (iii) no member of the Company Group is the beneficiary of any extension of time within which to file any Tax Return.

(c) The Seller has delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports and statements of deficiencies filed by or against, assessed against or agreed to by any member of the Company Group for all taxable periods other than periods with respect to which the statute of limitations has expired.

(d) To the Knowledge of the Seller, except as set forth in Section 4.16(d) of the Seller Disclosure Letter, (i) all Taxes that are payable by any member of the Company Group or chargeable as a Lien upon its assets as of the Closing Date for which the filing of a Tax Return is not required have been duly and timely paid, (ii) each member of the Company Group has duly and timely withheld all Taxes required to be withheld in connection with the business or assets of such member, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose and (iii) the Financial Statements reflect an adequate reserve for all Taxes payable or asserted to be payable by any member of the Company Group for all taxable periods or portions thereof through the date of the Financial Statements.

(e) To the Knowledge of the Seller, except as set forth in Section 4.16(e) of the Seller Disclosure Letter, there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of any member of the Company Group asserted, raised or threatened by any taxing authority and, no circumstances exist to form the basis for such a claim or issue.

(f) Section 4.16(f) of the Seller Disclosure Letter lists all Income Tax Returns (other than those for which the statute of limitations has expired) that have been filed with respect to any member of the Company Group and that have not yet been audited or are currently the subject of audit.

(g) Except as set forth in Section 4.16(g) of the Seller Disclosure Letter, no member of the Company Group has (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

(h) Except as set forth in Section 4.16(h) of the Seller Disclosure Letter, (i) there are no outstanding adjustments for Income Tax purposes applicable to any member of the Company Group required as a result of changes in methods of accounting effected on or before the Closing Date and (ii) no material elections for Income Tax purposes have been made by any member of the Company Group that are currently in force or by which any member of the Company Group is bound. The Seller makes no representations or warranties with respect to adjustments for Income Tax purposes required (i) as a result of changes in methods of accounting effected by the Buyer on or after the Closing Date or (ii) solely as a result of the sale and purchase of the Shares as contemplated by this Agreement.

(i) To the Knowledge of the Seller, except as set forth in Section 4.16(i) of the Seller Disclosure Letter, no member of the Company Group is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement.

(j) To the Knowledge of the Seller, except as set forth in Section 4.16(j) of the Seller Disclosure Letter, no member of the Company Group has any liability for Taxes of any other person (other than a member of the Company Group) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee, successor, indemnitor or guarantor, by contract or otherwise.

(k) The Buyer will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the Shares to the Buyer.

4.17. Employees, Labor Matters, etc. Except as set forth in Section 4.17 of the Seller Disclosure Letter, no member of the Company Group is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company Group. Since March 31, 2004, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company Group. Except as set forth in Section 4.17 of the Seller Disclosure Letter, there are no labor disputes currently subject to any grievance procedure, arbitration or Litigation and there is no representation petition pending or threatened with respect to any employee of the Company Group. The Company Group has complied with all Applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, could not have or result in a Material Adverse Effect.

4.18. Employee Benefit Plans and Related Matters; ERISA.

(a) Employee Benefit Plans. Section 4.18(a)(i) of the Seller Disclosure Letter sets forth a complete and correct list of each “employee benefit plan,” as such term is defined in section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of the Company Group or the beneficiaries or dependents of any such employee or former employee (collectively, the “Employees”) or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Seller, the Company Group or any other trade or business, whether or not incorporated, which, together with the Seller or the Company Group, is or would have been at any date of determination occurring since June 28, 2001, treated as a single employer under section 414 of the Code (such other trades and businesses hereinafter referred to as the “Related Persons”), or to which the Seller, the Company Group or any Related Person contributes or is or has been obligated or required to contribute (each a “Plan” and collectively, the “Plans”). Except as set forth in Section 4.18(a)(ii) of the Seller Disclosure Letter, with respect to each such Plan, the Seller has provided or made available to the Buyer complete and correct copies of: (i) such Plan, if written (or a description of such Plan if not written), and (ii) to the extent applicable to such Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), any actuarial study of any post-employment life or medical benefits provided under any such Plan, if any, statements or other communications regarding withdrawal or other Multiemployer Plan liabilities, if any, and all amendments and modifications to any such document. Neither the Seller nor the Company has communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b) Qualification. The terms of each Plan intended to be qualified under section 401(a) of the Code meet the applicable requirements of such section 401(a) of the Code, and any trust forming part thereof is exempt from taxation under section 501(a) of the Code.

(c) Compliance; Liability.

(i) Except as set forth in Section 4.18(c)(i) of the Seller Disclosure Letter, neither the Seller, the Company Group nor any Related Person would be liable for any amount pursuant to section 4062, 4063 or 4064 of ERISA if any Plan that is subject to Title IV of ERISA (a “Title IV Plan”) were to terminate as of the date hereof. Except as set forth in Section 4.18(c)(i) of the Seller Disclosure Letter, as of the last day of the most recently ended fiscal year of each Title IV Plan, the “projected benefit obligations” (within the meaning of the Financial Accounting Standards Board Statement No. 87) under each such Plan did not exceed the fair market value of the assets of each such Plan allocable to such “projected benefit obligations,” determined on the basis of the actuarial assumptions contained in the actuarial report prepared for such fiscal year of each such Plan, each of which assumptions is reasonable.

(ii) Except as set forth in Section 4.18(c)(ii) of the Seller Disclosure Letter, neither the Seller, the Company Group nor any Related Person has been involved in any transaction that could cause the Seller, the Company, any such Related Person or, following the Closing, the Buyer, to be subject to liability under section 4069 or 4212 of ERISA. Except as set forth in Section 4.18(c)(ii) of the Seller Disclosure Letter, neither the Seller, the Company nor any Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the Knowledge of the Seller, no event, transaction or condition has occurred or exists that could result in any such liability to the Seller, the Company Group, any such Related Person or, following the Closing, the Buyer or any of its Affiliates. All contributions and premiums required to have been paid by the Seller, each member of the Company Group and each Related Person to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (including each plan) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law or collective bargaining agreement (including ERISA and the Code) have been paid within the time prescribed by any such plan, agreement or Applicable Law.

(iii) Each of the Plans has been operated and administered in all respects in compliance with its terms, all Applicable Laws and all applicable collective bargaining agreements, except for any failure so to comply that, individually or in the aggregate, could not result in a material liability or obligation on the part of the Company Group or the Buyer or any of its affiliates. There are no material pending or to the Knowledge of the Seller, threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of the Company Group).

(iv) No Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) and neither the Seller, the Company Group nor any Related Person has, since June 28, 2001, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any contingent liability under section 4204 of ERISA. No Plan is a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(v) Each Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no such Plan has incurred an “accumulated funding deficiency” within the meaning of such sections, whether or not waived.

(vi) Except to the extent set forth in Section 4.18(c)(vi) of the Seller Disclosure Letter, no Employee is or will become entitled to post-employment benefits of any kind by reason of employment with the Company Group, including, without limitation, death or medical benefits (whether or not insured), other than (A) coverage mandated by section 4980B of the Code, (B) retirement benefits payable under any Plan qualified under section 401(a) of the Code or (C) deferred compensation accrued as a liability on the Closing Working Capital Statement. Except as set forth in Section 4.18(c)(vi) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee. The Closing Working Capital Statement will properly to the extent required by Accounting Principles consistently applied and in accordance with Section 3.1 of this Agreement, fully, and adequately reflect any and all liabilities and obligations of the Company Group, if any, relating to any period ending on or prior to the date of the Closing Working Capital Statement to or in respect of the Employees or the Plans for (A) unpaid compensation, salaries, wages, vacation and sick pay, disability payments and other payroll items (including, without limitation, bonus, incentive and deferred compensation), (B) unpaid contributions, insurance premiums, Pension Benefit Guaranty Corporation premiums, costs and expenses to or in respect of any Plan and (C) severance or other termination benefits relating to, resulting from or arising in respect of any claim of actual or constructive termination of employment occurring on or prior to the Closing Date or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Neither the execution of this Agreement or the consummation of any of the transactions contemplated hereby will result in any payment or deemed payment that would not be deductible by the Company Group by reason of Section 280G of the Code, whether alone or in combination with any other subsequent act or event.

4.19. Environmental Matters. Except as disclosed in Section 4.19 of the Seller Disclosure Letter:

(a) The Company and each of its Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws. No material violation of any Environmental Law by the Company or any of its Subsidiaries is being or has been alleged or to the Knowledge of the Seller threatened.

(b) The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all Environmental Permits with respect to the operation of the Company as currently conducted. No action is pending or to the Knowledge of the Seller threatened to revoke, suspend or limit any material Environmental Permit.

(c) No notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed, no penalty or fine has been assessed, and no investigation, action, claim, suit or proceeding is pending or to the Knowledge of the Seller threatened by any Person involving the Company or any of its Subsidiaries relating to or arising out of any Environmental Law.

(d) No Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries during the period of ownership of such properties by the Company or any of its Subsidiaries that are in violation of any Environmental Law and that are likely to result in a Material Adverse Effect.

(e) Except for the Excluded Liabilities, there are no material liabilities relating to the Company or any of its Subsidiaries arising under or relating to violations of any Environmental Law or Releases of Hazardous Substances and to the Knowledge of the

Seller there are no facts, conditions, situations or circumstances that could reasonably be expected to result in any such liability.

(f) No material work, repair, construction or capital expenditure is required or planned in respect of the assets of the Company or any Subsidiary pursuant to or to comply with any Environmental Law.

(g) The Seller has provided to the Buyer all material environmental site assessments, audits, investigations and studies in the Seller’s possession, custody or control relating to properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries.

4.20. Brokerage or Finder’s Fees. None of the members of the Company Group nor the Seller has incurred any liability to any broker, finder or agent for any fees or commissions or similar compensation with respect to the transactions contemplated by this Agreement except for the fees to be paid by the Seller to J.P. Morgan Securities Inc. pursuant to that certain Engagement Letter between the Seller and J.P. Morgan Securities Inc. The Company Group shall have no obligation following the Closing to any such broker, finder or agent.

4.21. Accounts Receivable. The Seller has delivered or caused to be delivered to the Buyer a complete and accurate aging of all accounts receivable of the Company Group as of the end of each monthly period since December 31, 2003. To the Knowledge of the Seller, except as set forth in Section 4.21 of the Seller Disclosure Letter, no account receivable of any member of the Company Group reflected on the 2003 Balance Sheet and no account receivable arising after the date of the 2003 Balance Sheet and reflected on the books of any member of the Company Group is uncollectible or subject to counterclaim or offset, except to the extent reserved against thereon. All accounts receivable reflected on the 2003 Balance Sheet or on such books have been generated in the ordinary course of business and to the Knowledge of the Seller reflect a bona fide obligation for the payment of goods or services provided by a member of the Company Group.

4.22. Business Relations.

(a) Section 4.22(a)(i) of the Seller Disclosure Letter sets forth for the twelve-month period ended December 31, 2003 and the three-month period ended March 31, 2004, (i) the names of the ten largest customers with respect to the Business of the Company Group (based on the aggregate value of the products included in the Business that were ordered from and delivered by the Company Group such customers during such period), (ii) the amount for which each such customer was invoiced during each such period and (iii) the percentage of gross product sales for such period represented by the sales to each such customer. Except as set forth in Section 4.22 of the Seller Disclosure Letter, no member of the Company Group has received any written or oral notice, and the none of the members of the Seller has knowledge that any such customer listed in Section 4.22(a)(ii) of the Seller Disclosure Letter (i) has ceased, or after the Closing will cease, to purchase Products, (ii) has materially reduced, or after the Closing will materially reduce, the amount of Products purchased or (iii) has within the last three months sought to materially reduce the price it will pay for the Products under threat of ceasing (or materially reducing) its purchases of Products.

(b) Section 4.22(b) of the Seller Disclosure Letter sets forth for the twelve-month period ended December 31, 2003 and the three-month period ended March 31, 2004, (i) the names of the five largest suppliers with respect to the Business of the Company Group (based upon the aggregate value of the materials ordered by the Company Group during such period), and (ii) the amount for which each such supplier invoiced the Company Group during such period. The Seller has no Knowledge that the transactions contemplated herein will materially adversely affect the Company Group’s relations with the suppliers, manufacturers, packagers and distributors that are material to the conduct of the Business after the Closing Date.

4.23. Inventory; Returns. The Inventory reflected on the Financial Statements or thereafter acquired by the Company Group consists of items in good and merchantable condition, and are of a quantity and quality usable or saleable in the ordinary course of business, except for any obsolete, damaged, or below standard quality items for which adequate reserves have been taken on the Financial Statements, or, with respect to Inventory acquired after the date hereof and prior to or on the Closing Date, for which reserves will be established consistent with past practice on the Closing Working Capital Statement. All Inventory has been recorded, and until and including the Closing Date will continue to be recorded, at the lower of cost or net realizable value. The Seller has no Knowledge that the transactions contemplated herein will materially adversely affect the Company Group’s ability to obtain materials used in the manufacture of the Company Group’s Inventory in the desired quantity and quality, and at prices and upon terms and conditions consistent with past practice.

4.24. Affiliate Transactions. Except as set forth in Section 4.24 of the Seller Disclosure Letter, and excluding transactions with Southcorp entered into pursuant to or as expressly contemplated by the Southcorp Purchase Agreement, no officer or director of any member of the Company Group, any family member or Affiliate of any of the foregoing or any other Affiliate of the Company Group (each of the following, an “Affiliate Transaction”), (i) owns or leases any assets used or necessary in the Business, (ii) possesses, directly or indirectly, any financial interest in or is a partner, director, officer or employee of any Person which is, or within the past one year has been, a client, supplier, customer, lessor, lessee or competitor of the Company Group, (iii) is a party to any agreement or binding commitment with any member of the Company Group or any agreement or binding commitment which relates to the business of the Company Group or any assets used in the business of the Company Group or (iv) has been a party to any agreement or binding commitment with any member of the Company Group within the past one year.

4.25. Insurance. Section 4.25 of the Seller Disclosure Letter contains a complete and correct list and summary description of all insurance policies maintained (at present or at any time during the past 2 years) by or on behalf of the Company Group. The Seller has delivered to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. To the Knowledge of Seller, the Company Group has complied in all material respects with the terms and provisions of such policies.

4.26. Bank Accounts. Section 4.26 of the Seller Disclosure Letter sets forth a complete and correct list containing the names set forth of each bank in which any member of the Company Group has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

4.27. Capital Leases. As of the Closing Date, no member of the Company shall be party to any capital leases nor are the assets of any member of the Company Group subject to any capital leases.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller, as of the date hereof and (except for any representation that is expressly made “as of the date hereof”) as of the Closing Date, as follows:

5.1. Organization and Authority of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has full corporate power and authority to carry on its business as now conducted, to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.

5.2. Due Authorization by the Buyer. The execution of this Agreement by the Buyer and the performance by the Buyer of the transactions and obligations contemplated herein have been duly authorized by all necessary corporate action of the Buyer. This Agreement constitutes, and each instrument agreement and document to be executed and delivered by the Buyer, as contemplated by this Agreement, will constitute, when so executed and delivered, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms.

5.3. Consents; No Conflict. Except as set forth in Section 5.3 of the Buyer Disclosure Letter, and except for applicable requirements of the HSRA, (a) the Buyer is not required to obtain the Consent of any Governmental Authority or other third party, or to obtain any permit, license or franchise as a condition to the consummation of this Agreement and the transactions contemplated hereby by the Buyer, which, if not obtained, would have a material and adverse effect on the consummation of the transactions contemplated by this Agreement, and (b) the execution and delivery of this Agreement by the Buyer and the consummation by it of the transactions contemplated hereby will not (i) conflict with the certificate of incorporation or by-laws of the Buyer or (ii) constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination, cancellation or modification of, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights pursuant to any of the terms, conditions or provisions of any material agreement, indenture, mortgage, debenture, note, deed of trust, franchise, license, contract or other instrument binding upon the Buyer where such default, termination, cancellation or acceleration would have a material and adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

5.4. Litigation. There is no claim, Litigation, proceeding or investigation pending or to the knowledge of the Buyer, threatened which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by the Buyer in connection with this Agreement.

5.5. Financing Commitment. The Buyer has delivered to the Seller a true and correct copy of (i) the commitment letter from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., JPMorgan Chase Bank and J.P. Morgan Securities Inc., dated the date hereof, obtained by the Buyer in respect of the debt financing of the transactions contemplated by this Agreement and (ii) the commitment letter, dated the date hereof, from Kelso & Company, obtained by the Buyer in respect of the equity financing of the transactions contemplated by this Agreement (together, the “Financing Commitments”). Assuming that the financing contemplated by the Financing Commitments is consummated in accordance with the terms thereof, the funds to be obtained thereunder by the Buyer, together with other funds of the Buyer, will provide sufficient funds to pay the Purchase Price. As of the date hereof, the Financing Commitments are each in full force and effect, subject to the terms and conditions thereof.

5.6. Investment Intent. The Buyer is acquiring the Shares pursuant to this Agreement for the Buyer’s own account and not directly or indirectly with a view to, or for sale in connection with, any distribution thereof. The Buyer acknowledges that (i) the Shares have not been registered under the Securities Act and (ii) the Shares may not be resold unless the Shares are subsequently registered under the Securities Act or an exemption from such registration is available.

5.7. Brokerage or Finder’s Fees. Neither Buyer nor any of its Affiliates, officers, directors or agents has incurred any liability to any broker, finder or agent for any fees or commissions or similar compensation with respect to the transactions contemplated by this Agreement that would be payable by the Company or the Seller.

5.8. Due Diligence. Without limiting any representation made herein by Seller, Buyer hereby acknowledges and agrees that prior to entering into this Agreement, Buyer had the opportunity to conduct a due diligence review of the Company Group and the Business, and to confirm all matters that Buyer may deem relevant to its acquisition of the Company Group as Buyer deemed necessary, including, without limitation, the opportunity to review the Company’s and Seller’s records, files, data room and accounts relating to the Company Group and the Business, and to review, inspect and observe the operations of the Company Group and the Business.

ARTICLE VI

COVENANTS

6.1. Information Prior to Closing. From the date hereof to and including the Closing Date, the Company Group will make the management and other Employees of the Company Group reasonably available to the Buyer and certain of its authorized representatives (including, in each case and without limitation, financing sources) and provide the Buyer and its accountants, legal counsel and certain of its other authorized representatives reasonable access during normal business hours to, and permit such Persons to review, upon a mutually agreed schedule, the properties, books, contracts, accounts and records of the Company Group, and to provide or assist in providing such other information to the Buyer and certain of its authorized representatives as shall have been reasonably requested by the Buyer or such authorized representatives (including, without limitation, if requested by the Buyer (i) facilitating contact between the Buyer and the Company Group’s Employees, accountants and consultants and other Persons (including material customers) with whom the Company Group have meaningful business relationships and (ii) shall use reasonable best efforts to cause the Company Group’s accountants to make available to the Buyer and its authorized representatives all of such accountants’ existing workpapers relating to the audit of the Company’s accounts) in order that the Buyer may have the opportunity to make such investigation as they shall desire to make of the affairs of the Company Group.

6.2. Conduct of Business, Changes in the Company.

(a) During the period from the date of this Agreement to and including the Closing Date, the Seller covenants and agrees that it will cause the Company Group to conduct its business in the ordinary course, consistent with prior practice (except for the transactions contemplated and authorized by this Agreement).

(b) Without limiting the generality of the foregoing, without the prior written consent of the Buyer, the Seller covenants and agrees that it will not permit any member of the Company Group to do or agree to do on or after the date hereof any of the following on or before the Closing Date, except to the extent contemplated and authorized by this Agreement:

(i) enter into any single Lease providing for annual rental payments in excess of $25,000 or multiple Leases providing for annual rental payments in excess of $100,000 in the aggregate;

(ii) waive, cancel or compromise any material right or material claim relating to any Intellectual Property or any assets of any member of the Company Group having a fair market value in excess of $50,000;

(iii) modify or amend in any material respect, or cancel or terminate any Material Contract (it being understood that any change in the financial terms or duration of a Material Contract shall be considered material), provided that the foregoing limitation shall not preclude any such action taken in the ordinary course consistent with past practice in respect of any Material Contract other than any Material Contract noted with an asterisk on Section 4.13 of the Seller Disclosure Letter (as to which this proviso shall not apply);

(iv) make any material Tax election (unless required by law or unless consistent with prior practice), amend any Tax Return or settle or compromise any material Tax liability, except, in each case, with the express consent of the Buyer;

(v) conduct any Tax affairs relating to the Company and its Subsidiaries in a manner other than in good faith, in the ordinary course and in substantially the same manner as such affairs would have been conducted if the parties had not entered into this Agreement;

(vi) enter into any new agreement under which any Person may be owed commissions, royalties or any other payment in respect of sales of a Product, or extend or renew any current agreement of such type other than in the ordinary course of business, consistent with past practices, on financial terms that are substantially similar to the current financial terms of such agreement or similar agreements;

(vii) enter into any agreement with a sales representative or a distributor other than in the ordinary course of business, consistent with past practices, on financial terms that are substantially similar to the current financial terms of such agreement or similar agreements;

(viii) enter into any agreement for telecommunications services providing for payments in excess of $25,000;

(ix) commit or agree to do any of the foregoing; or

(x) take or fail to take any action that would cause any of the representations and warranties set forth in Article IV to be untrue at any time prior to the Closing.

(c) During the period from the date of this Agreement to the Closing, the Seller covenants and agrees that unless prohibited by Section 6.2(b) it will use reasonable best efforts to cause the Company and its Subsidiaries to continue, in the ordinary course of its business, consistent with its past practices, to:

(i) maintain its existing manufacturing and supply arrangements with substantially unchanged terms;

(ii) maintain their current practices with respect to the collection of accounts receivable, the payment of accounts payable and borrowings and repayments under the Company’s Credit Facility; and

(iii) use respective reasonable best efforts to preserve intact the present business organization, keep available the services of their respective present officers and significant employees, sales agents and independent contractors, and preserve their respective relationships with customers, suppliers and others having business dealings with the Company Group, to the end that goodwill and the ongoing business shall be materially unimpaired following the Closing.

(d) During the period from January 1, 2004 through the Closing, the Company Group shall make aggregate capital expenditures that are no more than $200,000 above or below the aggregate capital expenditures anticipated to be made during such period pursuant to the Cap Ex Budget.

6.3. Third-Party Consents. The Seller will, and will cause the Company to, (i) cooperate with the Buyer with respect to all material filings that the Buyer elects to make or is required by Applicable Law to make in connection with the Agreement, and (ii) use reasonable best efforts to obtain (and shall bear all costs in connection with obtaining) all material third party Consents required to be disclosed pursuant to Section 4.9.

6.4. Publicity. The parties agree that no public announcement or disclosure of the proposed sale or of any of the terms and conditions set forth herein shall be made prior to the Closing, except to the extent (i) as may be required by Applicable Law or (ii) as is otherwise expressly agreed to by the Buyer and the Seller in writing, it being understood and agreed that this Agreement may be filed by the Buyer with the Securities and Exchange Commission on or after the date hereof on Form 8-K but that any press release issued by the Buyer regarding the transactions contemplated hereby (subject to any requirements of Applicable Law after the date hereof) shall not contain the Purchase Price. The Buyer and the Seller have agreed upon the form of the initial press release to be issued by the Buyer relating to the transactions contemplated hereby. Except as required by Applicable Law, if the Closing does not occur for any reason, the parties agree not to publicly disclose the proposed terms and conditions set forth herein.

6.5. Consummation of the Transactions; Notice.

(a) Subject to the terms and conditions herein provided, the Buyer and the Seller each agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to satisfy the respective conditions to closing set forth in Article VII and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other parties hereto in connection with the foregoing, including, without limitation, using its reasonable best efforts to (i) make all required regulatory filings and applications and obtain all necessary consents, clearances, approvals and authorizations as are required to be obtained under Applicable Law, (ii) defend all lawsuits or other legal proceedings and contest and resist any action challenging this Agreement or the consummation of the transactions contemplated hereby (iii) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Buyer and the Seller agree to take any and all of the following actions to the extent commercially reasonable and necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any Applicable Laws regarding the transactions contemplated hereby: entering into negotiations; promptly providing information; substantially complying with any second request for information pursuant to the HSRA; making proposals; or entering into and performing mutually satisfactory agreements or submitting to judicial or administrative orders.

(b) The Buyer and the Seller will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSRA or any other federal, state or foreign antitrust or fair trade law. The Buyer will use reasonable best efforts to pursue and comply with all HSRA notification requirements. Notwithstanding anything to the contrary in this Section 6.5, neither the Buyer nor the Seller shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the transactions contemplated hereby.

(c) Each of the Seller and the Buyer shall give prompt written notice to the other of (i) any of its representations or warranties contained in this Agreement becoming untrue or inaccurate in any respect (including receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to knowledge to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or their respective rights and obligations or the conditions to their obligations under this Agreement.

6.6. Exclusivity. From the date of the execution of this Agreement to (i) the Closing or (ii) any termination of this Agreement in accordance with Article XI, the Seller agrees that it will (and will cause the Company to) deal exclusively with the Buyer in respect of the matters referred to in this Agreement and that it will not, and will not allow any member of the Company Group to, entertain, solicit, consider or otherwise encourage (including through providing access to any confidential information regarding the Business) any offer from (or any interest that may lead to an offer from) any other Person for, or enter into any agreement with any other person or entity with respect to, the direct or indirect sale, merger, consolidation, reorganization, acquisition, encumbrance, lease, transfer or conveyance of any member of the Company Group or the Business or any of the capital stock or assets of the Company Group (other than as otherwise expressly permitted by this Agreement) and that it will terminate (and will cause any member of the Company Group to terminate) any pending negotiations or agreements with any third party with respect to any of the foregoing. The Seller shall notify the Buyer immediately if any such offer or inquiry is received or if any negotiations or discussions regarding the aforementioned matters are sought to be initiated.

6.7. Disposal of Certain Assets. The parties acknowledge and agree that on or prior to Closing Date, the members of the Company Group shall dispose of certain securities, property, and other assets identified in Section 6.7 of the Seller Disclosure Letter by transferring such securities, property and assets to the Seller, the Members or a third party without any executory obligation or other liability on the part of any member of the Company Group and pursuant to documentation satisfactory to the Buyer.

6.8. Information Regarding Financing. The Buyer shall use its reasonable best efforts to obtain the financing set forth in the Financing Commitments. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Buyer shall promptly inform the Seller of any developments of which it becomes aware that would reasonably be expected to prevent or materially delay the Buyer from satisfying the condition to Closing set forth in Section 7.5 on or prior to the date on which this Agreement is terminated. In addition, the Buyer shall provide the Seller with such information as the Seller shall reasonably request regarding the status of the financing of the transactions contemplated hereby. The Seller will cooperate with any reasonable requests of the Buyer in connection with obtaining such financing. The Seller acknowledges that information regarding the Company Group shall be included in materials circulated to potential lenders and their advisers in connection with such financing.

6.9. Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, with the exception of Income Taxes to be paid by the Seller with respect to any capital gains realized and recognized by the Seller as a result of its sale of the Shares, the Buyer shall pay, or cause to be paid, all sales, use, transfer, stamp, duties, gains, recording and similar Taxes, if any, required to be paid solely as a result of the sale and purchase of the Shares as contemplated by this Agreement.

6.10. No Knowledge of Misrepresentation or Omission. The Buyer agrees that within two days prior to the Closing Date, it shall inform the Seller of any actual knowledge of any person listed on Section 6.10 of the Buyer Disclosure Letter that the epresentations and warranties of the Seller in Article IV hereof are not true and correct in all material respects.

ARTICLE VII

CONDITIONS PRECEDENT

TO BUYER’S OBLIGATION TO CLOSE

The obligation of the Buyer to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:

7.1. Truth of Representations and Warranties. The representations and warranties of the Seller contained in or made pursuant to this Agreement and in the Seller Disclosure Letter and any schedule, instrument, certificate, agreement or document delivered pursuant to this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties made as of a specific date, which shall remain true and correct in all material respects as of such date; and the Buyer shall have received a certificate to the foregoing effect dated the Closing Date signed by the Seller.

7.2. Performance of Agreements. Each agreement, covenant or obligation of the Seller to be performed at or before the Closing pursuant to the terms hereof or as contemplated herein shall have been duly performed, unless waived in writing by the Buyer, and the Buyer shall have received a certificate to this effect dated the Closing Date and signed by the Seller.

7.3. Consents of Third Parties. The Seller shall have caused the Company to obtain all Consents or waivers identified in Section 4.9 of the Seller Disclosure Letter.

7.4. No Legal Obstruction. Each of the parties hereto shall have obtained all required approvals of any Governmental Authority in connection with the consummation of the transaction provided for hereunder, including, without limitation, the required expiration or early termination of the waiting period under the HSRA. No action, suit, proceeding, Litigation or investigation shall have been commenced by any Governmental Authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

7.5. Financing. The Buyer shall have obtained, pursuant to the Financing Commitments, the funds necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

7.6. Delivery of Shares. At the Closing, the Seller shall have delivered all of the certificates for the Shares as provided in Section 2.4, along with the stock ledgers and minute books of the Company Group.

7.7. Redemption of Securities. The Seller shall have caused the Company on the Closing Date to (i) redeem any and all outstanding preferred shares of the Company, including but not limited to the Southcorp Preferred Shares and the Seller Preferred Shares, and (ii) repurchase all outstanding warrants for common shares or preferred shares of the Company, including but not limited to the Outstanding Warrants, in each case pursuant to documentation reasonably acceptable to Buyer and without any additional obligations of any member of the Company Group relating to such securities, (including any obligation with respect to any accrued and unpaid dividends) and the Buyer shall have received satisfactory evidence of all such redemptions and repurchases. The funds necessary to affect the redemptions and repurchases contemplated by this section will be provided by the Buyer on behalf of the Seller or the Company, as applicable, at the Closing upon satisfaction of all other closing conditions set forth in this Article VII.

7.8. Repayment of Indebtedness. All of the indebtedness of any member of the Company Group, including, but not limited to, all senior bank debt, all obligations under the Credit Facility, all obligations under the Long Term Performance Plan, all obligations under the Industrial Development Bonds, and any other indebtedness for borrowed money shall have been repaid in full on the Closing Date without further obligation to the Company Group or the Buyer and the Buyer shall have received satisfactory evidence of such repayment, the termination and/or cancellation of all loan documents and the filing of all instruments necessary to evidence the release of any guaranty relating to such indebtedness and any Lien on the Assets, in each case. The funds necessary to affect the repayment of the amounts contemplated by this section will be provided by the Buyer on behalf of the Seller or the Company, as applicable, at the Closing upon satisfaction of all other closing conditions set forth in this Article VII.

7.9. Employment Agreement. The Amended and Restated Employment Agreement, dated as of May 28, 2004, between the Company and Thomas Linton shall be in full force and effect.

7.10. Opinion of Counsel. Seltzer Caplan McMahon Vitek shall have furnished to the Buyer their written opinion, dated the Closing Date regarding matters customary for a transaction of this nature in a form reasonably acceptable to the Buyer.

7.11. Resignations. The Seller shall have furnished Buyer with the written resignations of each director and of each Member as an officer of each member of the Company Group.

7.12. Termination of Affiliate Transactions. Unless otherwise expressly provided in this Agreement or as set forth on Section 7.12 of the Seller Disclosure Letter, the Seller shall have terminated all Affiliate Transactions, in all cases without any additional executory obligations or other liability of any member of the Company Group relating thereto, and the Buyer shall have received satisfactory evidence of all such terminations, provided that the foregoing shall not limit the right of the Members to receive resignation payments included within the calculation of the Reduction Amount.

7.13. Deliveries by Members. Each of the Members shall have delivered to the Buyer (i) conditional guarantees in form and substance reasonably satisfactory to the Buyer with respect to the Company’s obligations set forth in Section 9.9, (ii) non-competition and non-solicitation agreements containing the terms set forth in Section 9.4 and 9.5, respectively, and (iii) releases containing the terms set forth in Section 9.6.

7.14. Excluded Litigation Agreement. Buyer and Seller shall have negotiated and executed a mutually satisfactory agreement addressing the procedures associated with the defense, prosecution and outcome of the Excluded Litigation.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLER’S AND THE MEMBERS’ OBLIGATION TO CLOSE

The obligation of the Seller and the Members to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:

8.1. Truth of Representations and Warranties. The representations and warranties of the Buyer contained in or made pursuant to this Agreement and the Buyer Disclosure Letter and in any schedule, instrument, certificate, agreement or document delivered pursuant to this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties made as of a specific date, which shall remain true and correct in all material respects as of such date; and the Members shall have received a certificate to the foregoing effect dated the Closing Date signed by the Buyer.

8.2. Performance of Agreements. Each agreement, covenant or obligation of the Buyer to be performed at or before the Closing pursuant to the terms hereof or as contemplated herein shall have been duly performed, unless waived by the Seller and the Seller shall have received a certificate to this effect dated the Closing Date and signed by the Buyer.

8.3. No Legal Obstruction. Each of the parties hereto shall have obtained all required approvals of any Governmental Authority in connection with the consummation of the transaction provided for hereunder, including, without limitation, the required expiration or early termination of the waiting period under the HSRA. No action, suit, proceeding, Litigation or investigation shall have been commenced by any Governmental Authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

8.4. Excluded Litigation Agreement. Buyer and Seller shall have negotiated and executed a mutually satisfactory agreement addressing the procedures associated with the defense, prosecution and outcome of the Excluded Litigation.

8.5. Opinion of Counsel. Morris, Manning & Martin, LLP shall have furnished to the Seller their written opinion, dated the Closing Date regarding matters customary for a transaction of this nature in a form reasonably acceptable to Buyer.

ARTICLE IX

FURTHER AGREEMENTS

9.1. Survival of Representations and Warranties. The representations and warranties of the parties shall survive the Closing for one year, except that (i) the representations and warranties made by the Seller under Section 4.19 shall survive the Closing for three years, (ii) the representations and warranties made by the Seller under Sections 4.16 and 4.18 shall survive and remain in effect until the expiration of the applicable statutes of limitations, and (iii) the representations and warranties made by the Seller under Section 4.4 shall survive and remain in effect indefinitely.

9.2. Expenses.

(a) Except as specifically provided for in this Agreement, each party shall bear its own expenses, costs and fees (including attorneys’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated provided, that the Seller shall be responsible for any fees payable to J.P. Morgan Securities Inc. and any and all legal, accounting or other advisory fees incurred by the Company in connection herewith. Seller shall also bear any costs associated with obtaining the third party Consents referred to in Section 6.3.

(b) Notwithstanding any other provision of this Agreement, the Buyer shall be responsible for, and the Seller shall not bear, any expenses related to the HSRA filing to be made in connection with the transaction contemplated by this Agreement.

9.3. Post Closing Confidentiality. The Seller covenants and agrees that at all times subsequent to the Closing, he, she or it will, and will cause his, hers or its Affiliates to, maintain the confidentiality of non-public information regarding the Buyer, the Business or any member of the Company Group unless disclosure of such information is required by Applicable Law or in connection with a proceeding arising out of or relating to this Agreement or is obtained by the Seller (following the termination of all post-closing consulting arrangements between any Member and the Company) in a non-confidential manner from a third party not under any confidentiality obligation to the Buyer, or the Company.

9.4. Non-Competition. The Seller agrees that for a period of three years from and after the Closing Date, the Seller shall not, nor shall it permit any of its Affiliates to, directly or indirectly engage in any business, act as a consultant to, or acquire an interest in any Person, in each case which develops, manufactures, distributes, sells or markets at any time during such three-year period in competition with Buyer or the Company Group, any metal or rigid plastic container, or component part thereof; provided, however, the Seller and its Affiliates may own or hold ownership interests in any class of securities of any publicly held corporations held in a passive investment portfolio, provided the percentage of any one company owned shall be less than five percent (5%).

9.5. Non-Solicitation. The Seller agrees that for a period of three years from and after the Closing Date, the Seller shall not, and shall not permit any of its respective Affiliates, to solicit any Key Employee, any officer or other management level employee to leave the employment of the Company or the Buyer, in any way interfere with the relationship between any such Person and such entity or hire such Person, provided that if such Key Employee, officer or management employee is not, and has not been an employee of the Company or the Buyer for a period of six months, the Seller and its Affiliates may solicit the employment of and hire such Key Employee, officer or management employee.

9.6. Releases.

(a) Effective on the Closing Date, except for post-Closing performance obligations pursuant to the terms of this Agreement, any Ancillary Agreement or any Affiliate Agreement which is not terminated pursuant to the terms hereof, the Seller hereby irrevocably waives and releases the Company Group, and any present and former directors, officers, agents and Employees of any such foregoing entities, from any and all actions, claims, causes of action or liabilities of any nature, in law or equity, known or unknown, and whether or not heretofore asserted, which such Person ever had, now has or hereafter can, shall or may have against any of the foregoing for, upon or by reason of any matter, cause or thing whatsoever since the formation of the first member of the Company Group to be formed to the Closing Date.

(b) Effective on the Closing Date, the Seller, on behalf of itself and its Affiliates, releases any claim to any Asset other than any Asset set forth in Section 6.7 of the Seller Disclosure Letter, and each such Person acknowledges that between itself and the Company Group, the Company Group shall have the sole right of ownership, possession and use of each such Asset.

(c) Effective on the Closing Date, the Seller and the Buyer, on behalf of their respective Affiliates, releases, and will take steps necessary to cause the Company to release the Members from all liability with respect to any and all actions which such individuals may have taken or failed to take at any time prior to the Closing, except for any actions of such individual that constitute fraud, gross negligence or intentional misconduct. Such releases shall be in form and substance reasonably satisfactory to the Seller, the Buyer and the Members. Additionally, from and until the fifth anniversary of the Closing Date, the Buyer shall not cause or permit the Company (or any member of the Company Group) to amend, repeal or modify any provision in such entity’s articles of incorporation or bylaws relating to the exculpation or indemnification of the officers and directors who held office prior to the Closing Date (including, but not limited to the Members), it being the intent of the parties that the officers and directors who held office prior to the Closing Date (including, but not limited to the Members) shall continue to be entitled to the benefit of such exculpation and indemnification provisions with respect to the pre-Closing period to the fullest extent permitted by Applicable Law.

9.7. Employees; Employment Terms.

(a) Effective as of the Closing and continuing until December 31, 2004, the Buyer shall, or shall cause the Company Group to continue to provide to those persons who, immediately prior to the Closing, were employees of the Company Group (the “Company Group Employees”) with employee benefits that are substantially comparable in the aggregate to the employee benefits provided to the Company Group Employees before Closing (excluding for all purposes each Plan and any equity-based or long-term incentive plan or arrangement), provided, that after the Closing, the Buyer expressly reserves the right to, and to cause the Company Group to, amend, modify or terminate any Plan in accordance with the terms thereof and Applicable Law. Nothing contained in this Agreement is intended to confer upon any Company Group Employee any right to continued employment.

(b) Except to the extent necessary to avoid duplication of benefits, the Buyer will, or will cause the Company Group to, give Company Group Employees full credit for such Company Group Employees’ service with the Company Group to the same extent recognized by the Company Group immediately prior to the Closing for purposes of participation, eligibility and vesting under any Plan or any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, in which employees of the Buyer participate and is maintained or sponsored by the Buyer after the Closing, in which such Company Group Employees are eligible to participate after the Closing.

9.8. Taxes.

(a) Payments to Taxing Authorities.

(i) Seller’s Responsibility. The Seller shall pay, cause to be paid or assume the liability to pay to the applicable Taxing Authority all (A) Taxes of each member of the Company Group for all Pre-Closing Tax Periods, (B) Taxes of each member of the Company Group for the portion of any Straddle Period ending on or before the Closing Date, and (C) Taxes of any other Person relating to any taxable period (or portion thereof) ending on or before the Closing Date and imposed on or payable by any member of the Company Group as a transferee or successor, by contract or otherwise in connection with a transaction consummated on or prior to the Closing Date, including, without limitation, any Taxes imposed on Southcorp for which any member of the Company Group is liable pursuant to the Southcorp Purchase Agreement, in each case to the extent not included in the calculation of Closing Working Capital.

(ii) Buyer’s Responsibility. Buyer shall pay or cause to be paid to the applicable Taxing Authority all Taxes payable with respect to each member of the Company Group to the extent such Taxes are not described as being the responsibility of Seller in Section 9.8(a)(i).

(iii) Straddle Periods; Certain Pre-Closing Tax Periods. In the case of any Straddle Period, the amount of any Income Taxes of a member of the Company Group for the portion of such period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of Taxes other than Income Taxes, to the extent not accounted for by accruals reflected in the calculation of Closing Working Capital, that are attributable to the portion of a Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period. If the Buyer is responsible pursuant to Section 9.8(b)(ii) for filing a Tax Return with respect to a member of the Company Group for a Straddle Period or a Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with the past practices and calculations of such member and shall not include any elections which prejudice Seller, and the Buyer shall deliver to the Seller for Seller’s review and (it being agreed that any comments timely made by the Seller following such review will be considered by the Buyer in good faith), no later than 15 days prior to the due date (including any extension thereof) for the filing of such Tax Return, a copy of such Tax Return and a statement certifying the amount of Tax allocable to the Seller. Within 10 days following such delivery, the Seller shall pay to the Buyer an amount equal to the portion of such Tax certified as allocable to the Seller.

(b) Return Filing.

(i) Seller’s Responsibility. The Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns of, and all other Tax Returns relating to the business, assets or capital stock of, any member of the Company Group required to be filed on or prior to the Closing Date.

(ii) Buyer’s Responsibility. Except as may otherwise be provided in Section 9.8(c), (A) the Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to each member of the Company Group other than those for which the Seller is responsible pursuant to Section 9.8(b)(i); and (B) the income, gains, deductions, losses, credits and recapture of credits, and each item thereof, of each member of the Company Group, other than those required to be included in the Tax Returns described in Section 9.8(b)(i), shall be included in the Tax Returns described in clause (A), including but not limited to all items for periods after the Closing Date.

(c) Contests.

(i) The Seller shall have the right to represent the interests of each member of the Company Group in any Tax audit or administrative or court proceeding (a “Tax Contest”) to the extent relating to Taxes that are described as being the responsibility of Seller in Section 9.8(a)(i).

(ii) The Buyer shall have the right to represent the interests of each of the Company Group in any Tax Contest not described in Section 9.8(c)(i).

(iii) If either party hereto receives any written communication proposing any Tax adjustment with respect to the assets or activities of any member of the Company Group prior to the Closing Date or which could otherwise give rise to a claim for indemnification hereunder, such party shall, within 10 days following such receipt, provide the other party with notice of such proposed Tax adjustment together with copies of any documentation relating thereto; provided that the failure to provide such notice shall not affect any right to indemnification hereunder except to the extent that such failure results in a failure of actual notice and the party not receiving notice is materially damaged as a result thereof. If the resolution of any Tax Contest (or portion thereof) would be grounds for indemnification hereunder by the party (the “Non-Controlling Party”) not in control of the conduct of such Tax Contest (or portion thereof) or otherwise adversely affect the Tax liability of the Non-Controlling Party, (A) the party (the “Controlling Party”) in control of such Tax Contest (or portion thereof) shall keep the Non-Controlling Party fully informed of any proceedings, events and developments relating to or in connection with such Tax Contest (or portion thereof); (B) the Non-Controlling Party shall be entitled to receive copies of all correspondence and documents relating to such Tax Contest (or portion thereof); and (C) at its own cost and expense, the Non-Controlling Party shall have the right to participate in (but not control) the conduct of such Tax Contest (or portion thereof). Notwithstanding any such control (1) the Buyer shall not, and shall not permit any member of the Company Group to, enter into any settlement or admit any fault or liability with respect to any Tax Contest (or portion thereof) that could give rise to a claim for indemnification hereunder without the Seller’s express written prior consent and (2) the Seller shall not enter into any settlement or admit any fault or liability that purports to be binding on any member of the Company Group with respect to any taxable period or portion thereof beginning after the Closing Date without the Buyer’s express written prior consent, which consent (in either case) shall not be unreasonably withheld.

(d) Refunds.

(i) The Seller shall be entitled to retain, or receive immediate payment from Buyer or the applicable member of the Company Group of, any refund or credit with respect to Taxes, plus any interest received with respect thereto from the applicable Taxing Authorities, relating to any member of the Company Group, which Taxes are described as being the responsibility of the Seller in Section 9.8(a)(i).

(ii) The Buyer or any member of the Company Group, as applicable, shall be entitled to retain, or the Buyer shall be entitled to receive immediate payment from the Seller of, any refund or credit with respect to Taxes, plus any interest received with respect thereto from the applicable Taxing Authorities, in each case received after the Closing Date, relating to any member of the Company Group, which Taxes are described as being the responsibility of the Buyer in Section 9.8(a)(ii).

(e) Cooperation on Tax Matters. The Seller, the members of the Company Group and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended Tax Returns), handling any Tax audits and making any claims for Tax refunds, in each case relating to the business, assets or capital stock of the members of the Company Group for all Pre-Closing Tax Periods and Straddle Periods, including maintaining and making available to each other all records necessary in connection with such Taxes and in resolving all disputes with respect to all such taxable periods, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

(f) Tax Indemnification.

(i) Indemnification by Seller. The Seller covenants and agrees to defend, indemnify and hold harmless the Buyer Indemnitees from and against, and pay or reimburse the Buyer Indemnitees for any and all Taxes payable by Seller under Section 9.8(a)(i) and Losses arising from the fulfillment of any other obligation in respect thereof, reasonable attorneys’ and accountants’ fees and expenses incurred in connection therewith. The Seller shall not have any liability under any provision of this Agreement for any such Taxes to the extent that any such Taxes shall have been caused or contributed to by any action or omission of Buyer or its Affiliates or any member of the Company Group after the Closing Date.

(ii) Indemnification by Buyer. The Buyer covenants and agrees, from and after the Closing Date, to defend, indemnify and hold harmless the Seller and the Members from and against, and pay or reimburse the Seller or the Members for any and all Taxes payable by the Buyer under Section 9.8(a)(ii) and any Losses arising from the fulfillment of any other obligation in respect thereof and reasonable attorneys’ and accountants’ fees and expenses incurred in connection therewith. The Buyer shall not have any liability under any provision of this Agreement for any such Taxes to the extent that any such Taxes shall have been caused or contributed to by any action or omission of the Seller or any of its Affiliates after the Closing Date.

9.9. Seller Net Worth. From and after the Closing, the Seller will maintain a minimum net worth of (a) $40 million until the first anniversary of the Closing, and (b) $14 million until the sixth anniversary of the Closing; provided, however, that if any of the events described in Section 9.9 of the Seller Disclosure Letter occurs, then the foregoing minimum net worth requirements will be reduced as provided in such Section 9.9 of the Seller Disclosure Letter; provided, further, however, if the Buyer makes an indemnification claim against the Seller pursuant to Article X hereof, then notwithstanding the permitted reduction in such minimum net worth set forth above following the first or sixth anniversary dates of the Closing, as applicable, such reduction shall not occur to the extent the pending indemnification claim would exceed the minimum net worth following such reduction and such reduction shall only occur when such claim has been fully resolved to the Buyer’s reasonable satisfaction. “Minimum net worth” is defined as all assets owned by the Seller which are free and clear of any liens, claims, or other encumbrances minus all liabilities of the Seller, determined in accordance with GAAP. The Seller shall provide to the Buyer, on a quarterly basis, a balance sheet prepared in accordance with GAAP setting forth the Seller’s fair market value certified by a manager of the Seller or an independent accounting firm.

ARTICLE X

INDEMNIFICATION

10.1. Indemnification by the Seller. From and after the Closing subject to the limitations set forth herein, the Seller covenants and agrees to defend, indemnify and hold harmless, the Buyer, its Affiliates (including, without limitation, the Company Group following the Closing) and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse each such Person for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, or damages (whether absolute, accrued, conditional or otherwise, and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of the Seller under this Agreement or in any certificate or document delivered in connection herewith (without taking into account any qualification as to materiality or Material Adverse Effect contained in such representation or warranty).

(b) any breach of any covenant or agreement made by the Seller under this Agreement or in any certificate or document, delivered in connection herewith,

(c) any claim, liability or obligation relating to or arising from the Excluded Litigation;

(d) any claim, liability or obligation relating to or arising from any Excluded Asset or the Restructuring Transactions;

(e) any claim, liability or obligation relating to or arising from any Excluded Liability;

(f) any claim, liability or obligation relating to or arising from any transaction cost payable by the Seller pursuant to Section 9.2(a) or any indebtedness of any member of the Company Group for borrowed money incurred or committed to be incurred prior to the Closing or intercompany borrowings between the Company and NAMPAC Puerto Rico; or

(g) any claim, liability or obligation relating to or arising from or in connection with the purported ownership by a Person (other than by the Seller with respect to the Shares) of shares of capital stock or any other security issued by any member of the Company Group prior to the Closing or any rights relating thereto (whether or not such shares or other securities are outstanding as of the Closing).

10.2. Indemnification by the Buyer. From and after the Closing, subject to the limitations set forth herein, the Buyer covenants and agrees to defend, indemnify and hold harmless the Seller, its Affiliates (including, without limitation, the Members), and the officers, directors, employees, agents, advisers, representatives, members and managers of each such Person (collectively, the “Seller Indemnitees”), from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from or arising out of or in connection with:

(a) Any breach or inaccuracy of any representation or warranty of the Buyer under this Agreement or in any certificate or document delivered in connection herewith (without taking into account any qualification as to materiality or material adverse effect contained in such representation or warranty); or

(b) Any breach of any covenant or agreement made by or on behalf of the Buyer under this Agreement or in any certificate or document delivered in connection herewith.

(c) Costs and expenses, from dollar one (net of applicable D&O insurance and indemnification), incurred by the Seller and the Members in connection with the defense of any frivolous third party action relating to or arising from the operations of the Company or the Company Group (excluding any matter for which the Seller is obligated to indemnify the Buyer Indemnitees under Section 10.1).

10.3. Limitation on Indemnity Obligation.

(a) Notwithstanding anything in this Article X to the contrary, to the extent indemnification is sought under Section 10.1(a) or 10.2(a), the Seller or the Buyer, as the case may be, shall be required to provide indemnification only at such time as the aggregate amount of Losses arising under Section 10.1(a) or 10.2(a), as the case may be, exceeds $2,000,000, in which event the Indemnifying Party (as the case may be) shall only indemnify for the amount of Losses in excess of such minimum amount of Losses. Notwithstanding anything in Section 10.1 or 10.2 to the contrary, the cumulative indemnification obligation of the Seller, on the one hand, and the Buyer, on the other, in respect of any and all claims arising under Sections 10.1(a) or Section 10.2(a), as the case may be, shall not exceed $30,000,000. The limitations on indemnification set forth in this Section 10.3(a) shall in no event apply to any claim in respect of Losses arising from or related to any breach of any representation or warranty in Sections 4.4, 4.11 or 4.16.

(b) To the extent any Indemnified Party is seeking indemnification for Losses in respect of the breach of any representation or warranty, such Indemnified Party shall be entitled to indemnity only for those Losses as to which such Indemnified Party has given written notice thereof to the Indemnifying Party prior to the termination of the applicable survival period for such representation or warranty applicable to such Loss pursuant to Section 9.1. Such Indemnified Party may at its option give notice under this Article X as soon as it has become aware of a potential claim in respect of any breach of such representation or warranty, regardless of whether any Losses have been suffered, so long as such Indemnified Party shall in good faith determine that such potential claim is not frivolous or that such Indemnified Party may be liable or otherwise incur Losses as a result of such claim or otherwise. Any written notice delivered by such Indemnified Party pursuant to this Section 10.3(b) shall set forth with reasonable specificity the basis of the claim for Losses and, if practicable, an estimate of the amount thereof.

10.4. Third-Party Claims. In the case of any claim (a “Claim”) asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any Litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or Litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged or prejudiced as a result of such failure to give notice and (iv) the Indemnifying Party shall not have the right to assume the defense of any Claim in the event (A) such Claim is primarily for injunctive relief or criminal penalty of the Indemnified Party, or (B) the Indemnified Party in good faith determines that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party would reasonably be expected to affect adversely in any material respect the Indemnified Party’s Tax liability or the ability of the Buyer to conduct the business of the Company Group, taken as a whole, as conducted at such time, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any Litigation relating thereto, in which case the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or Litigation relating to any such claim at the sole reasonable cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or Litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. Except with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, no Indemnifying Party, in the defense of any claim or Litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that (i) would lead to liability or create any financial or other obligation on the part of the Indemnified Party, (ii) does not contain, as an unconditional term thereof, the release of the Indemnified Party from all liability in respect of such Claim or such Claim is not dismissed against the Indemnified Party with prejudice and without the imposition of any financial or other obligation on the Indemnified Party or (iii) admits the liability or fault of the Indemnified Party.

10.5. Exclusivity of Remedies. Indemnification pursuant to the provisions of this Article X shall be the exclusive remedy of the parties from and after the Closing for any misrepresentation or breach of warranty hereunder. The only legal action which may be asserted by any party with respect to any matter which is the subject of the preceding sentence, other than a claim of fraud or intentional misrepresentation, shall be a contract action to enforce, or to recover damages for the breach of, this Agreement. Notwithstanding the foregoing, nothing herein shall limit the remedies available to any party for fraud or intentional misrepresentation or misconduct.

10.6. Calculation of Losses.

(a) Purchase Price Adjustments. The Buyer shall not be entitled to indemnification from the Seller for any Losses to the extent that such Losses have been reflected in any adjustment to the Purchase Price pursuant to Article III.

(b) Tax Adjustments.

(i) The Buyer and the Seller agree that any payments made under this Article X shall be treated by the parties hereto for federal, state and local income Tax purposes (whether foreign or domestic) as a non-taxable reimbursement or Purchase Price adjustment, except to the extent that contrary treatment is required by any Applicable Law.

(ii) The amount of any Loss subject to indemnification hereunder shall be reduced to take into account any Tax benefit actually realized by the indemnified party as a result of the Loss and increased by the amount of any Tax detriment actually realized by the indemnified party as a result of the receipt of the corresponding indemnification payment or the disallowance of any Tax benefit previously taken into account for purposes of this paragraph. The parties shall make payments as necessary after an indemnification payment is made to take into account any such Tax benefit or Tax detriment realized after the taxable period in which the indemnification payment is made. The amount of any Tax benefit or Tax detriments described above (i) shall be based on the assumption that the items giving rise to such Tax benefit or Tax detriment are utilized by the indemnified party only after all other relevant Tax items have been taken into account and (ii) shall be determined by the indemnified party and certified to by such party’s tax accountants or auditors, which determination, in the absence of manifest error, shall be binding on the parties.

(c) Insurance. The amount of any Losses subject to indemnification hereunder shall be calculated net of any insurance actually received from third party insurance carriers by the Buyer or the Buyer Group with respect to such Losses (it being understood and agreed that Buyer shall pursue any such available insurance coverage to the extent it is commercially reasonable to do so), but adjusted for any increase in insurance premiums as a result of making an insurance claim for such Losses. In the event the Seller or any Person acting on behalf of the Seller makes any payment hereunder with respect to any Losses, the Buyer shall assign to such payor (without recourse to the Buyer) its rights, if any, against any third party insurance carrier providing coverage with respect to such Losses, provided that the Seller agrees to indemnify the Buyer for any increase in insurance premiums as a result of the Seller pursuing such rights against such insurance carrier.

ARTICLE XI

TERMINATION

11.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual consent of the Buyer and the Seller;

(b) By either the Buyer or the Seller if the Closing shall not have occurred on or before July 12, 2004 (the “Outside Date”) or prior to such date if any condition to such party’s obligation to consummate the transactions contemplated hereby (as set forth in Article VII or Article VIII) shall have become incapable of being satisfied; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of any term of this Agreement has been a cause of, or resulted in, the failure of the Closing to have occurred on or before the aforesaid date;

(c) By the Buyer, if the Seller shall have materially breached any of its respective covenants herein or if the Seller shall have made a material misrepresentation herein in each case where such breach or misrepresentation is incapable of being cured in a timely manner;

(d) By the Seller, if the Buyer shall have materially breached any of its covenants herein or if the Buyer shall have made a material misrepresentation herein in each case where such breach or misrepresentation is incapable of being cured in a timely manner; or

(e) By either the Buyer or the Seller, if any court of competent jurisdiction or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable.

11.2. Procedure and Effect of Termination. In the event of termination by the Buyer or the Seller pursuant to Section 11.1, notice thereof shall promptly be given to the Seller or the Buyer, as the case may be, and this Agreement shall terminate, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of either party hereto arising out of a breach by the other party of any term of agreement contained in this Agreement, and except that the provisions of Section 6.4, 9.2, 11.2, 11.3 and Article XII shall survive such termination.

11.3. Termination Payment. In the event that the Closing does not occur because the condition set forth in Section 7.5 has not been satisfied as of the Outside Date, then the Buyer will pay the Seller $3,000,000 within 20 business days of the Outside Date, provided that (i) all of the other conditions set forth in Article VII shall have been satisfied as of the Outside Date (or, with respect to any condition that is contingent upon the receipt of the financing referred to in Section 7.5 (including, without limitation, Section 7.6) shall have been demonstrated to be capable of immediate satisfaction as of such date contingent only upon receipt of the financing pursuant to Section 7.5), and (ii) the sole reason why the condition set forth in Section 7.5 was not satisfied was because of either (x) the failure to satisfy the condition set forth in clause (x) of subsection (vii) of Section A (Conditions Precedent—to the Initial Loans) in the debt Financing Commitment or (y) the failure of Kelso & Company to provide or to cause to be provided the funds contemplated by the equity Commitment Letter upon satisfaction of the conditions set forth therein.

ARTICLE XII

MISCELLANEOUS

12.1. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing (including facsimile or similar transmission) and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent or delivered (including by way of overnight courier service):

(a)	If to the Seller, addressed to:

MVOC LLC

Attention: Larry McVicker or Phillip O’Connor

Post Office Box 247

Southern Pines, NC 28388

With a copy to:

Seltzer Caplan McMahon Vitek

A Law Corporation

2100 Symphony Towers

750 B Street

San Diego, CA 92101

Attention: Howard J. Barnhorst II

Phone: 619-685-3015

Fax: 619-702-6831

(b)	If to the Buyer, addressed to:

BWAY Corporation

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2230

Attention: Kevin Kern

Phone: 770-645-4800

Fax: 770-587-0186

With a copy to:

Debevoise & Plimpton LLP

919 Third Avenue New York,

New York 10022

Attention: Kevin M. Schmidt

Phone: 212-909-6178

Fax: 212-909-6836

or to such other address(es) as the Seller or the Buyer shall give notice to the other by like means. All such notices, demands, and communications, if mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) the date shown on the return receipt of such mailing, or (iii) three days after deposit in the mail. All such notices, demands, and communications, if not mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) with respect to facsimile and similar electronic transmission, the earlier of (A) the time that electronic confirmation of a successful transmission is received, or (B) the date of transmission, if a confirming copy of the transmission is also mailed as described above on the date of transmission, and (iii) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.

12.2. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

12.3. No Third Party Beneficiaries. Except as provided in Article X with respect to the indemnification of the Buyer Indemnitees and the Seller Indemnitees hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

12.4. Governing Law; Choice of Jurisdiction. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the state of Delaware, without giving effect to the conflict of laws rules thereof. Each party to this agreement hereby (i) irrevocably and unconditionally consents and submits, for itself or himself and its or his property, to the non-exclusive jurisdiction of the state and federal courts of the State of Delaware, (ii) waives any objection which it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement in the aforementioned courts, and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided for by law.

12.5. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as provided in Section 10.5, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Seller on the one hand, and the Buyer, on the other hand, that are contained in this Agreement (as brought down on the Closing Date) shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer or the Seller, as the case may be, (including but not limited to by any of their advisors, consultants or representatives) or by reason of the fact that the Buyer or the Seller, as the case may be, or any of their respective advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

12.6. Further Assurances. From time to time after the Closing Date and at the expense of the requesting party and without further consideration, the Seller and its Affiliates, on the one hand, and the Buyer on the other hand will, upon the request of the Buyer or the Seller, as the case may be, execute and deliver such instruments and documents as such other party reasonably may request in order to carry out the purposes and intent of this Agreement, including without limitation, in the case of a request by the Buyer, further evidence of the releases contained in Section 9.6.

12.7. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

12.8. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

12.9. Entire Agreement. The Disclosure Letters and the exhibits and schedules hereto are hereby incorporated in and form an integral part of this Agreement. All understandings, covenants and agreements between the parties are merged into this Agreement, which fully and completely expresses their agreement and supersedes any prior agreement or understanding relating to the subject matter hereof.

12.10. Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one instrument. A signature of a party delivered by telecopy or other electronic communication shall constitute an original signature of such party.

12.11. Disclosure Generally. If and to the extent any information required to be furnished in the Seller Disclosure Letter is contained in any section of the Seller Disclosure Letter, such information shall be deemed to be included in all sections of the Seller Disclosure Letter in which such information may have been included; provided, however, the inclusion of any information in any section of the Seller Disclosure Letter shall not be deemed to be an admission or acknowledgement by Seller that such information is material to or outside of the Company’s ordinary course of business; and provided further, that matters disclosed in one section of the Seller Disclosure Letter shall be deemed disclosed with respect to any other section thereof only where it is reasonably apparent that the facts so disclosed are applicable to such other sections.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BWAY CORPORATION

By:	/s/ Kevin C. Kern

	Name:	Kevin C. Kern
	Title:	CFO and Vice President, Administrator

NORTH AMERICA PACKAGING CORPORATION

By:	/s/ Phillip F. O’Connor
	Name:	Phillip F. O’Connor
	Title:	VP & CFO

MVOC LLC

By:	/s/ Phillip F. O’Connor
	Name:	Phillip F. O’Connor
	Title:	Manager & CFO